UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

SNYDER’S-LANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY—SUBJECT TO COMPLETION

MARCH 5, 2014

SNYDER’S-LANCE, INC.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Snyder’s-Lance, Inc.:

The 2014 annual meeting of stockholders of Snyder’s-Lance, Inc., a North Carolina corporation, will be held at The Ballantyne Hotel & Lodge, [Fairway Ballroom], 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, on Tuesday, May 6, 2014 at 9 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the four directors nominated by the board of directors;

2. To hold an advisory vote to approve executive compensation;

3. To approve the Snyder’s-Lance, Inc. 2014 Director Stock Plan;

4. To approve an amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13;

5. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2014; and

6. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 6, 2014 are entitled to receive notice of, and to vote at, the annual meeting. Please vote by Internet, telephone or mail as soon as possible so your shares will be voted promptly, even if you plan to attend the annual meeting in person. Additional information about voting is included in the accompanying proxy statement and your proxy card.

By order of the Board of Directors,

A. Zachary Smith III

Chief General Counsel and Secretary

Charlotte, North Carolina

March [20], 2014

Important Notice Regarding the Availability of

Proxy Materials for the 2014 Annual Meeting of Stockholders

to be held on May 6, 2014

The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 28, 2013 are available at www.edocumentview.com/LNCE.

i

PRELIMINARY COPY—SUBJECT TO COMPLETION

MARCH 5, 2014

SNYDER’S-LANCE, INC.

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the 2014 Annual Meeting of Stockholders of Snyder’s-Lance, Inc. (“Snyder’s-Lance,” the “Company,” “we,” “us,” or “our”). This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the annual meeting. Please read it carefully.

On December 6, 2010, a wholly-owned subsidiary of Lance, Inc. (“Lance”) was merged with and into Snyder’s of Hanover, Inc. (“Snyder’s”), with the result that Snyder’s became a wholly-owned subsidiary of Lance (the “merger”). In connection with the merger, Lance changed its name to Snyder’s-Lance, Inc. effective December 10, 2010. References to “Lance” and “Snyder’s” in this proxy statement refer to the companies as they existed before the merger.

This proxy statement and the accompanying materials were first mailed to stockholders on or about March [20], 2014.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the board of directors of Snyder’s-Lance is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Notice of the 2014 annual meeting;

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	the 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

What items will be voted on at the annual meeting?

There are 5 proposals scheduled to be voted on at the annual meeting:

•	the election of the four directors nominated by the board, each to serve for a term of three years;

•	an advisory vote to approve the compensation of our named executive officers;

•	the approval of the Snyder’s-Lance, Inc. 2014 Director Stock Plan;

•	the approval of an amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13; and

•	the ratification of the audit committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the board’s nominees to the board of directors;

•	“FOR” the proposal regarding an advisory vote to approve executive compensation;

•	“FOR” approval of the Snyder’s-Lance, Inc. 2014 Director Stock Plan;

•	“FOR” approval of the amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13; and

•	“FOR” the ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 6, 2014;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. If you plan to attend the annual meeting and you require directions, please call us at (704) 554-1421.

When is the record date and who is entitled to vote?

The board of directors set March 6, 2014 as the record date. All holders of our common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were [•] shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Snyder’s-Lance stock is reflected directly on the books and records of our transfer agent, Computershare Investor Services, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record and plan to attend the annual meeting, we may require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

•

In person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person at the meeting.

•	By phone or via the Internet. You may vote by proxy by phone or via the Internet by following the instructions in the proxy card provided.

•	By mail. You may vote by proxy by signing and returning the proxy card provided.

If you vote by phone or the Internet, please have your proxy card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxy holders in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•

Stockholders of record. You may change or revoke your proxy or voting instructions by (1) mailing a written notice of revocation to our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277, (2) submitting another timely vote (including by phone or Internet) or (3) attending the annual meeting and voting in person. For all methods of voting, the last timely vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote to approve the compensation of the named executive officers (“Proposal 2”), the approval of the Snyder’s-Lance, Inc. 2014 Director Stock Plan (“Proposal 3”) and the approval of an amendment to our Bylaws (“Proposal 4”) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 3 and 4.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (“Proposal 5”) is a matter generally considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of Snyder’s-Lance common stock eligible to vote at the annual meeting. This is called a “quorum.” A quorum is necessary to conduct business at the annual meeting.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•

Proposal 1. Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. This means the four director nominees receiving the highest number of votes will be elected.

•	Proposal 2. Approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast on Proposal 2 at the annual meeting.

•	Proposal 3. Approval of the Snyder’s-Lance, Inc. 2014 Director Stock Plan requires the affirmative vote of a majority of the votes cast on Proposal 3 at the annual meeting.

•

Proposal 4. Approval of an amendment to our Bylaws to change the required minimum number of directors from twelve to seven persons and the required maximum number of directors from sixteen to thirteen persons requires the affirmative vote of at least 75% of the outstanding shares of Snyder’s-Lance common stock.

•

Proposal 5. Approval of the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the votes cast on Proposal 5 at the annual meeting.

How are abstentions and broker non-votes treated?

Abstentions and shares held of record by a broker or in street name that are present in person or by proxy and eligible to vote on any matter are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker shares and other shares held in street name that are not entitled to vote on any matter at the annual meeting are not included in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast at the annual meeting and therefore will have no impact on the outcome of the vote on any matter except Proposal 4. Abstentions and broker non-votes on Proposal 4 will have the effect of voting against the proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Georgeson, Inc. for a cost of $7,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Snyder’s-Lance will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days after the completion of the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth as of December 28, 2013 information concerning the beneficial ownership of our common stock by (1) the only persons known by us to be beneficial owners of more than 5% of our common stock, (2) each director and nominee for director, (3) each executive officer named in the Summary Compensation Table on page 30 and (4) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated. In accordance with SEC rules, all holdings include shares of common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days of December 28, 2013 and shares of common stock that may be acquired pursuant to restricted stock units that will become vested within 60 days of December 28, 2013.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Common Stock Outstanding (1)
Michael A. Warehime and Patricia A. Warehime 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	11,509,240	(2)	16.5%
Sally W. Yelland 13024 Ballantyne Corporate Place, Suite 900 Charlotte, NC 28277	5,563,367	(3)	8.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,238,076	(4)	6.1%
Charles E. Good 1250 York Street Hanover, PA 17331	5,266,392	(5)	7.5%
Jeffrey A. Atkins	23,000		*
Peter P. Brubaker	69,012		*
C. Peter Carlucci, Jr.	74,352	(6)	*
John E. Denton	36,052	(7)	*
James W. Johnston	780,131	(8)	1.1%
Carl E. Lee, Jr.	533,438	(9)	*
W. J. Prezzano	21,000		*
David V. Singer	370,583	(10)	*
	250,000	(11)	*
Dan C. Swander	26,000		*
Isaiah Tidwell	23,903		*
Rick D. Puckett	258,467	(12)	*
Kevin A. Henry	53,009	(13)	*
Margaret E. Wicklund	33,759	(14)	*
Directors and executive officers as a group (15 persons)	19,328,338	(15)	27.4%

*	Less than 1%.

(1)	Based on 69,891,890 shares outstanding on December 28, 2013 plus options and restricted stock units held by such persons that are exercisable or become vested within 60 days of December 28, 2013.

(2)	Michael A. Warehime has sole power to vote or direct the vote of 8,577,977 shares, including 29,151 shares subject to exercisable options. Patricia A. Warehime has sole power to vote or direct the vote of 868,052 shares. Mr. Warehime has sole power to vote or to direct the vote of 1,041,345 shares owned by Warehime Enterprises, Inc. (“WEI”). Michael and Patricia Warehime also have shared power to vote or to direct the vote of 362,135 shares owned by MAW Associates, LP (“MAW”). Michael and Patricia Warehime are married and may be deemed to share beneficial ownership of their shares. Of these shares, 362,135 are pledged as security for loans made to MAW and 1,000,000 are pledged as security for loans made to Mr. Warehime. Michael and Patricia Warehime also may be deemed to share beneficial ownership of 659,731 shares beneficially owned by their adult daughter that shares a household with them, but Michael and Patricia Warehime disclaim beneficial ownership of these shares.

(3)	Sally W. Yelland has sole power to vote or direct the vote of 3,800,676 shares. She has shared power to vote or to direct the vote of 1,762,691 shares held by certain trusts. Such power is shared with the other trustee of the trusts, Charles E. Good.

(4)	Based on a Schedule 13G filed on January 30, 2014 by BlackRock, Inc. reporting shares held on December 31, 2013. The Schedule 13G reports that BlackRock, Inc. has sole power to vote 4,080,246 of such shares and sole power to dispose of all of such shares.

(5)	Charles E. Good has sole power to vote or direct the vote of 13,377 shares (including 6,266 shares subject to exercisable options). He has shared power to vote or to direct the vote of 296,996 shares owned jointly with his wife. Mr. Good has sole power to vote or direct the vote of 2,992,336 shares held by certain trusts for the benefit of Warehime family members. He also has shared power to vote or direct the vote of 1,963,683 shares held by certain trusts for the benefit of Warehime family members. He shares voting power over 1,762,691 of such shares with Sally W. Yelland.

(6)	Includes 36,372 shares subject to exercisable options.

(7)	Includes 10,392 shares subject to exercisable options.

(8)	Includes 730,331 shares held indirectly by Mr. Johnston’s wife as trustee and beneficiary of a family trust and 25,000 shares held in another trust for the benefit of Mr. Johnston’s wife.

(9)	Includes 251,769 shares subject to exercisable options.

(10)	Includes 100,530 shares subject to exercisable options and 9,158 shares issuable upon vesting of restricted stock units.

(11)	Consists of shares held by the Philip L. Van Every Foundation (the “Foundation”), of which Mr. Singer is a member of the Board of Administrators, which holds the sole voting and dispositive power of such shares.

(12)	Includes 176,115 shares subject to exercisable options.

(13)	Includes 37,011 shares subject to exercisable options.

(14)	Includes 14,788 shares subject to exercisable options.

(15)	Includes 651,857 shares subject to exercisable options and restricted stock units held by directors and executive officers, 250,000 shares held by the Foundation of which Mr. Singer is a member of the Board of Administrators and 1,362,135 shares pledged as security. Does not include shares beneficially owned by Sally W. Yelland or BlackRock, Inc.

In connection with the merger, Michael A. Warehime and Patricia A. Warehime entered into a standstill agreement with the Company. Pursuant to the terms of the standstill agreement, as amended, subject to certain exceptions, neither Michael A. Warehime nor Patricia A. Warehime were permitted to (i) acquire or attempt to acquire any additional shares of Snyder’s-Lance stock or any material assets of Snyder’s-Lance or its subsidiaries or (ii) transfer any or all of their shares of Snyder’s-Lance stock. The standstill agreement limited Mr. and Mrs. Warehime’s aggregate beneficial ownership to no more than thirty percent (30%) of the issued and outstanding shares of Snyder’s-Lance common stock. The standstill agreement terminated on December 6, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and beneficial owners of more than 10% of our common stock are required to furnish us copies of all ownership reports they file. Based solely on our review of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock complied with all applicable filing requirements on a timely basis during fiscal year 2013.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors is divided into three classes. Directors are elected by class for three-year terms. The board of directors has nominated the following four directors for election at the 2014 annual meeting to hold office until the annual meeting of stockholders in 2017 and until their successors are elected and qualified:

•	C. Peter Carlucci, Jr.

•	James W. Johnston

•	W. J. Prezzano

•	Patricia A. Warehime

The nominees were selected by the board of directors in accordance with the bylaws and governance principles of the Company. The board of directors has determined that each of the nominees qualifies as an independent director under applicable listing standards of The Nasdaq Global Select Market (“Nasdaq”), except for Patricia A. Warehime.

All of the nominees are current directors, and each has agreed to be named in this proxy statement and serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the holders of the proxies solicited by the board intend to vote your shares for any substitute nominee proposed by the board of directors. The proxies being solicited cannot be voted for a greater number of individuals than the four nominees. The board of directors elected not to fill the vacancy created by the retirement of David V. Singer as the board of directors expects to continue to reduce its size. Furthermore, the board of directors has proposed an amendment to the Company’s Bylaws to provide for a board size of not less than 7 or more than 13 members. See Proposal 4 for additional information on this proposed amendment to the Bylaws.

Election of the directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Accordingly, the four director nominees receiving the highest number of votes will be elected. An abstention or broker non-vote will have no effect on the outcome of the election of directors.

The board of directors unanimously recommends that you vote “FOR” each of the four nominees listed above.

Information About Directors and Nominees

The following table lists each of the nominees for director and the directors whose terms of office will continue after the annual meeting.

Name	Age	Position with the Company	Expiration of Term as Director	Director Since
Jeffrey A. Atkins	65	Director	2015	2006
Peter P. Brubaker	67	Director	2015	2010
C. Peter Carlucci, Jr.	70	Director	Director Nominee	2010
John E. Denton	70	Director	2016	2010
James W. Johnston	67	Director	Director Nominee	2008
Carl E. Lee, Jr.	54	Chief Executive Officer and Director	2015	2010
W. J. Prezzano	73	Lead Independent Director	Director Nominee	1998
Dan C. Swander	70	Director	2016	2004
Isaiah Tidwell	69	Director	2015	1995
Michael A. Warehime	73	Chairman of the Board	2016	2010
Patricia A. Warehime	59	Director	Director Nominee	2010

Set forth below is biographical information about each nominee and continuing director, including for each nominee or director, the individual’s principal occupation, as well as a brief description of the specific experience, qualifications, attributes or skills that led the board of directors to conclude that such nominee or director should serve as a director.

Jeffrey A. Atkins served as the Executive Vice President and Chief Financial Officer of ACH Food Companies, Inc., a Memphis, TN food manufacturer, distributor and marketer, from 2003 until his retirement in 2010. He worked as a private investor from 2001 until 2003; Chief Financial Officer of Springs Industries, Inc., a Fort Mill, SC manufacturer and distributor of textile home furnishings from 1999 until 2001; and Chief Executive Officer and Chief Financial Officer of Pete’s Brewing Company, a Palo Alto, CA craft-beer brewer and marketer from 1997 until 1998. He held various positions including Vice President of Corporate Planning (1995-1996) at The Quaker Oats Co., a Chicago, Illinois food and beverage marketer and manufacturer, from 1977 to 1996. He serves as Chairman of the board of directors of Stratas Foods, Inc., a manufacturer and distributor of edible oils. Mr. Atkins brings to the board of directors a valuable understanding of the food industry gained through his many years of experience with several companies in the industry, including almost 20 years with The Quaker Oats Company. He also provides a unique perspective to the board of directors because of his experience as the chief financial officer for multiple companies.

Peter P. Brubaker has been the President of Hammer Creek Enterprises LLC, a private investment and financial advisory firm, since 2005. In 2005, Mr. Brubaker retired as the President and Chief Executive Officer of Susquehanna Media Co., a radio broadcasting and cable television company. He served as Vice President/Finance and Chief Financial Officer of Susquehanna Pfaltzgraff Co. from 1980 until 1995 and worked as a commercial banker for Mellon Bank, N.A. from 1974 until 1977. Mr. Brubaker served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Brubaker also holds an MBA from Harvard Business School. Mr. Brubaker is qualified to be a director because of the valuable combination of financial expertise and executive and managerial experience that he brings to the board of directors.

C. Peter Carlucci, Jr. has been a member of the law firm of Eckert Seamans Cherin & Mellott, LLC since 1989. Mr. Carlucci is the managing partner of CPC Partnership, a real estate investment partnership. From 2005 until 2007, he served as a director of Sigma Coatings USA, Inc. and a managing director of Sigma Coatings USA, B.V., producers of industrial coatings. Mr. Carlucci was a director of Snyder’s for 30 years from June 1980 until December 2010 when he was appointed to the Company’s board of directors in connection with the merger. Mr. Carlucci provides a valuable perspective to the board of directors from his experience in the legal profession. He also brings an appreciation of the role of a board of directors which was acquired through his service on Snyder’s and other boards.

John E. Denton works as a private investor. From 2004 until 2009, Mr. Denton was a partner at Maloney, Mitchell and Denton, a commercial real estate firm specializing in planned unit developments and mixed use communities. He has worked as a Division Manager at Proctor and Gamble Food Products, President of Hanover Foods, and Chairman and Chief Executive Officer of New World Pasta. Mr. Denton also served as President and Chief Executive Officer of Snyder’s from 1992 to February 2000. Mr. Denton served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Denton is qualified for service on the board of directors because of his extensive knowledge of the food industry acquired through his experience with numerous companies in the industry, including Snyder’s. His understanding and appreciation of Snyder’s business is valuable to the board of directors.

James W. Johnston has served as the President and Chief Executive Officer of Stonemarker Enterprises, Inc., a Mooresville, NC consulting and investment company, since 1996. He was the Vice Chairman of RJR Nabisco, Inc., a Winston-Salem, NC diversified manufacturer of consumer products from 1995 until 1996; Chairman of R. J. Reynolds Tobacco Worldwide from 1993 until 1996; and Chairman and Chief Executive Officer of R. J. Reynolds Tobacco Co. from 1989 until 1996. Mr. Johnston provides the board of directors with a valuable perspective acquired through his significant leadership and executive experience. He also brings an important understanding of the role of a board of directors because of his previous board experience.

Carl E. Lee, Jr. has served as the President and Chief Executive Officer of Snyder’s-Lance since May 2013 and previously served as the President and Chief Operating Officer beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch’s Foods since 2009. Mr. Lee served as a member of the board of directors of Snyder’s until December 2010 when he was elected to the Company’s board of directors in connection with the merger. Mr. Lee brings to the board of directors his significant understanding of Snyder’s business and operations acquired through his service as the President and CEO of Snyder’s. His extensive domestic and international experience in the snack food industry and his merger and acquisition experience provide the board with a valuable perspective.

W. J. Prezzano served as the Chairman of the Board of Lance from 2005 until 2010 and has worked as a private investor since 1997. He was elected as Lead Independent Director of the Company in December 2010 in connection with the merger. He was the Vice Chairman of Eastman Kodak, Inc. in Rochester, NY from 1996 until 1997. During his 32-year career, Mr. Prezzano’s responsibilities included managing Kodak’s extensive consumer products and brands globally. He is a director of TD Bank Financial Group (Toronto, Canada), TD Ameritrade Holding Corporation, Roper Industries, Inc. and EnPro Industries, Inc. and former Chairman of Medical University of South Carolina Foundation. He was recently a member of the Board of Trustees of Charleston Day School. Mr. Prezzano received a BS in Economics (Marketing major) and an MBA from the University of Pennsylvania’s Wharton School. Mr. Prezzano brings to the board of directors his significant managerial and executive experience as well as extensive experience serving on multiple boards of directors. His years of dedicated service as a member of the Company’s board of directors also qualify him to serve as a member of the board of directors.

Dan C. Swander has been an Operating Partner of Swander Pace Capital, an equity investment firm specializing in consumer products and related industries in San Francisco, CA since 2006. He was the Chief Executive Officer of Method Products, Inc., a San Francisco, CA marketer of household cleaning and personal care products, from 2008 until 2009; Executive Vice President of Basic American Foods, Inc., a Walnut Creek, CA food manufacturing company from 2004 until 2005; President and Chief Operating Officer of International Multifoods Corporation, a Minnetonka, MN food manufacturing company, from 2001 until 2004; and Chairman and Director of Swander Pace & Company, a strategy consulting firm specializing in the food, beverage and packaged goods industries in San Francisco, CA, from 1987 until 2001. Mr. Swander’s significant executive experience, which includes experience in the food and packaged goods industries, particularly qualifies him to serve on the board of directors. Mr. Swander brings his knowledge of the finance sector to the board of directors acquired through his experience with an equity investment firm.

Isaiah Tidwell has worked as a private investor since 2005. He was the Georgia Wealth Management, Director, Executive Vice President – Wachovia Bank, N.A. in Atlanta, GA from 2001 until 2005; President of Georgia Banking – Wachovia Bank, N.A. in Atlanta, GA from 1999 until 2001; and Executive Vice President and Southern/Western Regional Executive of Wachovia Bank, N.A. from 1996 until 1999. In addition, Mr. Tidwell earned a BS in Accounting from North Carolina Central University and an MBA from the Babcock Graduate School of Management of Wake Forest University. He is a Director of Lincoln National Corporation and previously served as a Director of Harris Teeter Supermarkets, Inc. Mr. Tidwell’s years of dedicated service since 1995 as a member of Lance’s board of directors qualify him for service on the board of directors of Snyder’s-Lance. His experience in the banking industry and general business experience also provide a valuable perspective to the board of directors.

Michael A. Warehime has served as the Chairman of the Company’s Board of Directors since December 2010. He was the Chairman of the Board of Directors of Snyder’s before the merger with Lance. From 1973 until 1992, he served as the Chairman and a Director of Farmers Bank & Trust Company. Mr. Warehime is also the President of Warehime Enterprises, Inc., ARWCO Corporation and MAW Associates, LP, and the Co-Chairman and Chief Executive Officer of Seafood America. Mr. Warehime, who owns a significant equity interest in the Company, is uniquely qualified to serve on the board of directors because of his deep knowledge of Snyder’s business and his many years of experience in the food industry. In addition, he brings to the board of directors his expertise in the areas of marketing, sales and finance. Mr. Warehime is married to Patricia A. Warehime.

Patricia A. Warehime worked as an occupational therapist at the Lincoln Intermediate Unit Preschool Program in New Oxford, Pennsylvania. She currently serves on the board of directors of Capital Blue Cross Insurance Company and is a member of the board of trustees of Elizabethtown College in Elizabethtown, Pennsylvania. In addition, she has been recognized as a governance fellow by the National Association of Corporate Directors. Ms. Warehime served as a member of the board of directors of Snyder’s until December 2010 when she was appointed to the Company’s board of directors in connection with the merger. Ms. Warehime brings to the board of directors an appreciation for the role of a board of directors acquired through her diverse board experience. Ms. Warehime is married to Michael A. Warehime.

CORPORATE GOVERNANCE

The Board of Directors

We are governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for our affairs. In exercising its fiduciary duties, the board of directors represents and acts on behalf of Snyder’s-Lance and our stockholders.

Director Independence

The board of directors determines the independence of its members based on the standards specified by Nasdaq. The board of directors has reviewed the relationships between Snyder’s-Lance and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following directors and director nominees are independent: Jeffrey A. Atkins, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, James W. Johnston, W.J. Prezzano, Dan C. Swander and Isaiah Tidwell. A majority of the current members of the board of directors are independent. The board of directors has also determined that each member of the audit and compensation committee is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements and does not believe that such transactions or arrangements impair the directors’ independence or ability to exercise independent judgment. All matters described below are within the Nasdaq independence standards. See “Related Person Transactions” for additional details regarding the following transactions and relationships.

Name	Matters Considered
C. Peter Carlucci, Jr.	Legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member; employment of Mr. Carlucci’s son by a subsidiary of the Company.
John E. Denton	Service as President and CEO of Snyder’s of Hanover, Inc. from 1992 to 2000, ending ten years before Snyder’s became a wholly-owned subsidiary of the Company in December 2010 in connection with the merger.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Meetings of the Board of Directors

The board of directors held 7 meetings during fiscal year 2013. Each incumbent director attended 75% or more of the board and applicable committee meetings during fiscal year 2013 for the periods during which each such director served. Each director is expected to attend the annual meeting of stockholders in person. All incumbent directors who were directors of the Company at the time of the 2013 annual meeting of stockholders attended the 2013 annual meeting.

The independent directors held 5 executive sessions in 2013.

Board Leadership Structure

The board of directors does not have a general policy regarding the separation of the roles of Chairman of the Board and CEO. The board of directors believes that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances. Mr. Lee is the CEO and Mr. Warehime is the Chairman of the Board, meaning the roles of Chairman of the Board and CEO are currently separate.

If the Chairman of the Board is not an independent director, our corporate governance principles provide for a Lead Independent Director. The Lead Independent Director is elected by the independent directors of the board. The Lead Independent Director:

•	coordinates the activities of the independent directors;

•	advises the Chairman and participates with the Chairman and CEO in preparing board meeting schedules and agendas;

•	advises the Chairman and CEO as to the quality, quantity and timeliness of information provided to the independent directors;

•	presides at all meetings of the board when the Chairman is not present and at all executive sessions of the board;

•	calls meetings of the independent directors;

•	recommends the retention of consultants by the board;

•	interviews director candidates along with the members of the governance and nominating committee;

•	assists with compliance with our governance principles;

•	coordinates and moderates executive sessions of the board;

•	evaluates the CEO’s performance along with the compensation committee;

•	recommends to the governance and nominating committee the membership of the committees of the board and committee chairmen; and

•	serves as a member of the executive committee and as a member of all other committees of the board.

Mr. Warehime is the Chairman of the Board and Mr. Prezzano is the Lead Independent Director.

Board Committees

The board of directors has a standing audit committee, compensation committee, executive committee and governance and nominating committee. The board of directors has and may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Governance and Nominating
Jeffrey A. Atkins	Chair		X
Peter P. Brubaker	X	X
C. Peter Carlucci, Jr.		X		X
John E. Denton		X	X	X
James W. Johnston	X			X
Carl E. Lee, Jr.			X
W.J. Prezzano	X	X	X	Chair
Dan C. Swander		X		X
Isaiah Tidwell	X	Chair	X
Michael A. Warehime			Chair
Patricia A. Warehime

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. Copies of each of the committee charters are available on our website, www.snyderslance.com, under the Investor Relations tab.

The following table provides information about the operation and key functions of each board committee:

Committee	Members	Functions and Additional Information		Number of Meetings in Fiscal 2013
Audit Committee	Jeffrey A. Atkins (1) Peter P. Brubaker James W. Johnston W.J. Prezzano Isaiah Tidwell	•	Assists the board of directors in fulfilling its oversight responsibilities by overseeing and reviewing the financial reports and other financial information provided to the stockholders	5
		•	Provides director oversight of the independent auditor, which includes having sole authority and responsibility for appointment, termination and compensation of the independent auditor
		•	Consults with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of our financial statements
		•	Reviews the integrity of our internal and external financial reporting processes
		•	Considers and approves, if appropriate, major changes to our auditing and accounting principles and practices as suggested by the independent auditor, management or the internal auditor
		•	Monitors our systems and procedures for compliance with laws, regulations and other legal requirements
		•	Oversees our risk assessment and risk management policies
		•	Oversees the development of our enterprise risk management policies and procedures
		•	Reviews capital expenditure projects, acquisitions and divestitures in excess of $5 million
		•	The board of directors has determined that Mr. Atkins is an “audit committee financial expert” within the meaning of applicable SEC regulations
		•	The board of directors has determined that all of the members of the audit committee are “independent” within the meaning of applicable Nasdaq listing standards
Compensation Committee	Isaiah Tidwell (1) Peter P. Brubaker C. Peter Carlucci, Jr. John E. Denton W.J. Prezzano Dan C. Swander	•	Administers and interprets our executive employee stock plans	5
		•	Reviews the compensation of our executive officers and establishes their compensation (other than the CEO)
		•	Recommends performance criteria for the CEO to the board of directors
		•	Evaluates the performance of the CEO and reports to the board of directors on such evaluation
		•	Makes recommendations to the board of directors concerning the compensation of the CEO and non-employee directors
		•	The board of directors has determined that all of the members of the compensation committee are “independent” within the meaning of applicable Nasdaq listing standards

Executive Committee	Michael A. Warehime (1) Jeffrey A. Atkins Carl E. Lee, Jr. John E. Denton W.J. Prezzano Isaiah Tidwell	•	Exercises the authority of the board and acts on its behalf from time, except when such authority is delegated to the independent directors or the delegation of such authority is prohibited by law	0

Governance and Nominating Committee	W.J. Prezzano (1) C. Peter Carlucci, Jr. John E. Denton James W. Johnston Dan C. Swander	•	Identifies, evaluates and recommends candidates for election to the board of directors	4
		•	Recommends the members of each committee and the Chairman of each committee to the board of directors
		•	Assesses and reviews with the board of directors the appropriate qualifications for members of the board of directors
		•	Reviews and recommends appropriate changes to the board of directors regarding our corporate governance principles, codes of conduct and ethics and other corporate governance documents
		•	Reviews the adequacy of the committee charters and recommends any changes to the board of directors
		•	The board of directors has determined that all of the members of the governance and nominating committee are “independent” within the meaning of applicable Nasdaq listing standards

(1)	Committee Chairman

Board’s Role in Risk Oversight

Management is responsible for managing the risks that Snyder’s-Lance faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, the board has delegated to the audit committee the lead role in overseeing the Company’s approach to risk management.

The audit committee is responsible for (i) overseeing our risk assessment and risk management policies; (ii) overseeing management’s identification, monitoring and evaluation of our major financial and other risk exposures, including operational, legal, regulatory, business, commodity, major project, strategic, credit, liquidity, derivative, reputation and external risks; (iii) overseeing the development of our enterprise risk management policies and procedures, including limits and tolerances, risk roles and responsibilities, risk mitigation decisions and risk related assumptions; and (iv) reporting regularly to the board of directors on our overall enterprise risk management program.

The compensation committee also assists the board in its oversight of the evaluation and management of risks related to our compensation policies and practices.

Director Nomination Process

The board of directors has delegated to its governance and nominating committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors. In identifying potential director candidates, the governance and nominating committee seeks input from other members of the board of directors and executive officers. Additionally, the governance and nominating committee may consider director candidates recommended by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the governance and nominating committee. The governance and nominating committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the governance and nominating committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the governance and nominating committee considers the following factors, in addition to any other factors deemed appropriate by the governance and nominating committee:

•	whether the candidate is of the highest ethical character and shares our values;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate’s diverse characteristics, experiences, perspectives and skills would benefit the board of directors given the current composition of the board of directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•

whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in the Nasdaq listing standards or any other applicable laws, rules or regulations;

•

whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable Nasdaq listing standards or other applicable laws, rules or regulations;

•

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•

if the candidate is an incumbent director, the director’s overall service to Snyder’s-Lance during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the governance and nominating committee may consider in identifying director nominees, but the governance and nominating committee does not have a formal policy regarding board diversity.

The governance and nominating committee assesses and reviews these guidelines with the board of directors each year and modifies them as appropriate. The board of directors also considers these guidelines in carrying out its responsibility for filling vacancies and selecting nominees for election as directors at annual meetings of stockholders. All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the governance and nominating committee may do so by submitting a written recommendation to the chairman of the governance and nominating committee c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. Such recommendation must include the following:

•	the name and address of the stockholder submitting the recommendation or the beneficial owner, if any, on whose behalf the recommendation is made;

•

the class and number of shares of our stock that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation;

•	sufficient biographical information concerning the director candidate, including a statement about the director’s qualifications;

•

all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made; and

•	a written consent of the candidate to be named in our proxy statement and to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered for the 2015 annual meeting must be submitted by November [20], 2014. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

Our Bylaws provide that nominations of persons for election to the board of directors may be made at any annual meeting of the stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted in writing to our Secretary at our principal office at least 75 days, but not more than 105 days, before the first anniversary of the preceding year’s annual meeting, and in accordance with the procedures specified in our Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept the nomination of any person that is not submitted in compliance with such procedures.

Stockholder Communications with the Board

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Secretary at Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Suite 900, Charlotte, North Carolina 28277. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, relating to routine or insignificant matters, advertisements, commercial solicitations or frivolous or offensive communications.

DIRECTOR COMPENSATION

The following table shows the compensation paid to each director, excluding directors who are named executive officers, for service on our board of directors in 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Jeffrey A. Atkins	72,000	106,840	—		—		—		178,840
Peter P. Brubaker	66,000	106,840	—		—		—		172,840
C. Peter Carlucci, Jr.	64,500	106,840	—		—		—		171,340
John E. Denton	64,500	106,840	—		—		—		171,340
James W. Johnston	66,000	106,840	—		—		—		172,840
W.J. Prezzano	124,000	106,840	—		—		—		230,840
Dan C. Swander	66,000	106,840	—		—		—		172,840
Isaiah Tidwell	76,000	106,840	—		—		—		182,840
Michael A. Warehime	660,000	165,000	165,000	(4)	533,300	(5)	38,498	(6)	1,561,798
Patricia A. Warehime	52,500	106,840	—		—		—		159,340

(1)	The amounts shown in this column represent the aggregate amounts of fees earned or paid in cash for services as a director in fiscal year 2013.

(2)	The amounts shown in this column represent the aggregate grant date fair value of restricted common stock awards computed in accordance with ASC Topic 718. Each non-employee director received 4,000 shares of time-based restricted stock on May 14, 2013 under the 2008 Director Stock Plan. Mr. Warehime received 6,456 shares of restricted stock on February 22, 2013 under the 2012 Key Employee Incentive Plan, of which 5,217 shares vested on February 22, 2014 and the remaining shares were forfeited under the terms of the award. The assumptions made in determining the fair values of the stock awards are described on pages 32 and 34 to 36 of our Form 10-K for the fiscal year ended December 28, 2013. As of December 28, 2013, the aggregate number of shares of restricted common stock outstanding for each of the non-employee directors serving on such date was as follows: Mr. Atkins—4,000; Mr. Brubaker—4,000; Mr. Carlucci—4,000; Mr. Denton—4,000; Mr. Johnston—4,000; Mr. Prezzano—4,000; Mr. Swander—4,000; Mr. Tidwell—4,000; Mr. Warehime—6,456; and Ms. Warehime—4,000.

(3)	Options held by former directors of Snyder’s were converted into options with respect to Snyder’s-Lance common stock on December 6, 2010 under the terms of the merger agreement with Snyder’s. As of December 28, 2013, the aggregate number of shares underlying outstanding option awards for each of the directors serving on that date was: Mr. Atkins—0; Mr. Brubaker—0; Mr. Carlucci—36,372; Mr. Denton—10,392; Mr. Johnston—0; Mr. Prezzano—0; Mr. Swander—0; Mr. Tidwell—0; Mr. Warehime—0; and Ms. Warehime—0.

(4)	Mr. Warehime received performance-based options to purchase 29,151 shares of the Company’s common stock on February 22, 2013 under the 2012 Key Employee Incentive Plan. Of this amount, options to purchase 29,151 shares of common stock were outstanding at December 28, 2013, of which 23,555 shares of common stock vested on February 22, 2014 and the remaining options were forfeited under the terms of the award. The amount reflected represents the grant date fair value of the options computed in accordance with ASC Topic 718, assuming the director would earn options to purchase the maximum of 29,151 shares of common stock.

(5)	This amount represents the cash amount earned by Mr. Warehime under our 2013 Annual Plan.

(6)	Amounts reflect (a) life insurance premiums—$20,394, (b) 401(k) match—$11,475, (c) personal use of automobile—$6,089 and (d) medical supplement—$540.

The basic elements of compensation for our non-employee directors for 2013 were as follows:

Elements of Non-Employee Director Compensation	2013 ($)
Basic Annual Retainer for All Non-Employee Directors	45,000
Additional Fee for Lead Independent Director	40,000
Additional Fee for Chairman of the Audit Committee (1)	12,000
Additional Fee for Chairman of the Compensation Committee (1)	10,000
Additional Fee for Chairman of the Governance and Nominating Committee (1)	7,500
Fee for each Board of Directors and Committee Meeting Attended (1)	1,500

(1)	The Chairman of the Board does not receive a fee for attending Committee meetings or serving as a committee chairman.

Under the terms of the merger agreement, Michael A. Warehime was entitled to receive through 2013 annual compensation of $660,000 plus an annual incentive target equal to $990,000 as determined consistent with the annual incentive for the Chief Executive Officer and the President. In February 2013, the board of directors, upon recommendation of the compensation committee, approved an amendment to Mr. Warehime’s annual incentive arrangement for 2013. As amended, Mr. Warehime’s annual cash incentive target was set at $660,000 under the 2013 Annual Plan, and he was granted $165,000 of restricted stock and $165,000 of nonqualified options. The restricted stock and options were performance-based and subject to vesting in accordance with the terms and performance goals of the 2013 Annual Plan. To the extent actual performance exceeded target goals under the 2013 Annual Plan, the balance with respect to the restricted stock and options was payable in cash. In December 2013, the board of directors, upon recommendation of the compensation committee, approved an extension of the same compensation arrangements for Mr. Warehime for 2014. Any unvested shares of the restricted stock and options were subject to forfeiture. See the discussion beginning on page 22 for additional information regarding the 2013 Annual Plan.

Under our 2008 Director Stock Plan, each non-employee director serving on the seventh business day following the 2013 annual meeting was entitled to automatically receive an award of up to 4,000 shares of our restricted stock. In 2013, each non-employee director received an award of 4,000 shares of restricted stock on May 14, 2013.

Shares of our restricted stock subject to awards under the 2008 Director Stock Plan vest 12 months after the date of the award. If there is a change in control of Snyder’s-Lance prior to such vesting date, then the shares of restricted stock become fully vested on the date of the change in control, as determined under the plan. If the director ceases to serve as a director prior to such vesting date due to the director’s death, then the shares of restricted stock become fully vested on the date of the director’s death. If the director ceases to serve as a director for any reason other than death prior to the vesting date, then the shares of restricted stock become vested on a pro rata basis at a rate of one-twelfth for each month that the director served as a director after the applicable award date. Directors have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

Our board of directors has adopted stock ownership guidelines which provide that certain ownership targets be achieved and maintained by certain parties, including the members of our board of directors. See the discussion beginning on page 27 for additional information regarding the stock ownership guidelines.

EXECUTIVE COMPENSATION

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Compensation Discussion and Analysis

In this section, we explain the compensation of the following officers, who we refer to as the “named executive officers,” of Snyder’s-Lance for fiscal year 2013:

Name	Title
Carl E. Lee, Jr.	President and Chief Executive Officer
David V. Singer	Former Chief Executive Officer
Rick D. Puckett	Executive Vice President, Chief Financial Officer and Treasurer
Kevin A. Henry	Senior Vice President and Chief Human Resources Officer
Charles E. Good	Senior Vice President
Margaret E. Wicklund	Vice President, Controller, Principal Accounting Officer and Assistant Secretary

Mr. Lee assumed the position of Chief Executive Officer upon the retirement of Mr. Singer from that position effective May 3, 2013. Previously, Mr. Lee served as the President and Chief Operating Officer of Snyder’s-Lance. Mr. Singer is currently serving as a non-executive, full-time employee of Snyder’s-Lance until February 28, 2014.

We also describe certain compensation provided to Michael A. Warehime, Chairman of the Board, pursuant to the terms of the merger agreement with Snyder’s of Hanover, Inc. (the “merger agreement”), as modified in 2012 and 2013.

Executive Summary

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for providing overall guidance for the compensation of our executive officers, including the named executive officers. The Committee believes that our executive compensation program should:

•	Create and protect value for stockholders;

•	Support our business strategy;

•	Be guided by clear and consistent objectives, principles and philosophies undergirded by integrity, fairness and objectivity;

•	Reward and motivate performance and admonish failure to deliver performance against agreed upon goals and objectives; and

•	Competitively support and enable the attraction, recruitment, development and retention of top tier leadership talent.

We seek to accomplish these objectives in a way that is consistent with our culture and the long-term interests of our stockholders and employees.

Elements of Executive Compensation

The following table lists the key elements of our 2013 executive compensation program:

Primary Objective
Elements of Compensation	Reward Period	Attract and Retain	Reward Performance and Responsibility	Align Interests with Stockholders	Method of Delivery
Base Salary	Ongoing	☑	☑		-Cash
Annual Performance Incentive Plan	Annual	☑	☑	☑	-Cash
Long-Term Cash and Equity Compensation	Annual Grants with Three Year Performance Periods	☑	☑	☑	-Stock Options -Restricted Stock -Cash
Severance and Change of Control Arrangements	Specific Events	☑			-Cash severance payments -Accelerated vesting of stock options and restricted stock
Benefits	Ongoing	☑			-Supplemental benefit plans

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2013, approximately 98% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Committee believes this vote affirms the stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. As discussed below, however, the Committee continues to review and refine the design and administration of our executive pay practices. The Committee also will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Changes to Our Compensation Programs

As a result of the merger, the boards of directors and executive teams of Lance and Snyder’s were combined in December 2010 and are now working together to manage a significantly larger and more complex organization. In connection with these changes, the Compensation Committee of the Board of Directors (the “Committee”) initiated an in-depth review of our executive compensation program in 2011, which continued in 2012 and 2013, with the assistance of its consultant, Pearl Meyer & Partners (the “consultant”). Over the past several years, the Committee has made the following changes to our compensation program in connection with its reviews:

•

Strengthened the link between stockholder value creation and executive compensation by adding the performance measure of Relative Total Shareholder Return to our long-term incentive program, and eliminated the duplication of performance measures in our long-term and annual incentive programs;

•	Implemented an annual review of the Company’s peer group for its compensation program and modified the peer group in 2012 and 2013;

•

Adopted a new form of executive severance agreement to be used for new executive officers, which is more consistent with current market practices and provides reduced benefits from previous severance agreements;

•	Discontinued the practice of entering into change in control agreements with new executive officers;

•	Clarified in the Company’s annual and long-term incentive plans that a change in control will occur only upon the closing of a relevant transaction rather than stockholder approval of the transaction;

•	Strengthened the stock ownership guidelines for officers and directors;

•	Included a “double trigger” for the change in control provisions in the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan approved by the stockholders at the 2012 annual meeting; and

•	Adopted an Anti-Hedging Policy to revise and extend the restrictions and prohibitions with respect to hedging, options trading and short sales contained in our Insider Trading Policy.

The Committee will continue to review our compensation program and consider other changes as appropriate.

Determining Executive Compensation

The Committee approves all elements of compensation for the named executive officers other than the CEO. For the CEO, the Committee approves and recommends all annual compensation to the Board of Directors for final review and approval. The Committee has responsibility for and approves all long-term and stock-based compensation for all executive officers, including the CEO.

The CEO conducts an annual review of performance and compensation of the named executive officers each year. As part of this review, the CEO submits recommendations to the Committee relating to the compensation of these officers. Following a review of these recommendations, the Committee approves the compensation of these officers, with such modifications of the CEO’s recommendations as the Committee considers appropriate.

The Committee’s review of the CEO’s compensation is subject to separate procedures. The Committee, with the assistance of the Chairman of the Board and the Lead Independent Director, conducts an annual evaluation of the CEO’s performance. The consultant receives confidential evaluations from each Board member and prepares a summary of the evaluations for the Committee’s review, which is later presented to the Board in connection with the Committee’s overall evaluation of the CEO. Based on the annual evaluation, the Committee also consults with the consultant and determines and recommends to the Board of Directors the CEO’s annual compensation and performance objectives for the following year. The Board of Directors, upon recommendation of the Committee, establishes the performance criteria for the CEO and reviews the CEO’s performance against the criteria. The independent directors of the Board meet in executive session to discuss the CEO’s annual performance review and set the annual compensation for the CEO.

How do we determine compensation levels for the named executive officers?

In setting and recommending compensation levels, the Committee considers all elements of the executive compensation program in total rather than each element in isolation. The Committee is guided by its own subjective judgment and those sources of information that the Committee considers relevant, including compensation surveys and data provided by the consultant. The Committee also reviews the data in compensation tables which are included in the Executive Compensation section of our annual proxy statements. The overall purpose of these reviews is to bring together in one place all of the elements of actual and potential future compensation of our named executive officers so the Committee may analyze both the individual amounts of compensation, the mix of compensation and the total amounts of actual and potential compensation.

As a general principle, the Committee believes that compensation of the executive officers cannot always be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the long-term interests of our Company and its stockholders. Accordingly, from time to time in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to reward performance or otherwise to provide incentives toward achieving the objectives of our executive compensation program.

Role of Compensation Consultant and Benchmarking

The Committee has engaged Pearl Meyer & Partners to serve as its independent executive compensation consultant. At the Committee’s request, the consultant does not provide any services to our Company other than the assistance it provides to the Committee. The consultant reports directly to the Committee on all work assignments from the Committee. In addition, the consultant confers with management from time to time at the request of the Committee chairman. The Committee has assessed the independence of Pearl Meyer & Partners pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer & Partners from serving as an independent consultant to the Committee.

For its decisions regarding 2013 compensation and changes to our compensation program, the Committee engaged the consultant to provide a review of the competitiveness of our chief executive officer compensation for Mr. Lee and Mr. Singer, including the competitiveness of their base salaries, target total cash compensation, long-term incentives, and target total direct compensation, with similar size public companies in similar industries. The consultant also provided the Committee with a market data update of the consultant’s 2012 report reviewing the Company’s compensation for certain other named executive officers.

In conducting its CEO competitiveness review for 2013, the consultant used compensation data from the Company’s peer group (as discussed below) and survey data indicating pay practices at similar size companies with revenues between approximately $1 billion and $3 billion in the food and beverage producers and processors industries (using the 2011 Towers Perrin US CDB General Industry Executive Database). For the CEOs, the consultant considered a market composite representing the average of the peer group data and survey data. For the other executive officers, except for Ms. Wicklund, the consultant considered an aged market composite based on the report prepared by the consultant in 2012, representing the average of the peer group data and survey data.

The Committee seeks to identify an executive compensation peer group of 12 to 15 companies that have financial and operational characteristics similar to those of the Company and may compete with the Company for executive talent. Based on the consultant’s review and recommendations regarding the Company’s executive compensation peer group, the Committee approved a new peer group for 2012 consisting of 13 publicly traded U.S. companies. In its review of the peer group, the consultant focused on U.S. public companies with similar product offerings and business models, comparable revenue and market capitalization to revenue ratios, and comparable financial performance based on demonstrated 3-year revenue growth. The peer group was not changed for purposes of reviewing and setting compensation for 2013.

The following companies represented our peer group for 2013:

Company Name	Revenue (1) ($ in billions)
B&G Foods Inc.	0.6
Church & Dwight Inc.	2.8
Coca-Cola Bottling Co. Consolidated	1.6
Constellation Brands	2.7
Diamond Foods, Inc.	1.0
Flowers Foods Inc.	2.9
Green Mountain Coffee Roasters	3.6
Hain Celestial Group, Inc.	1.3
J&J Snack Foods Corp.	0.8
McCormick & Co. Inc.	3.9
Monster Beverage Corporation	1.9
Ralcorp Holdings Inc.	4.5
Treehouse Foods, Inc.	2.1
Peer Group Median	2.1
Snyder’s-Lance, Inc.	1.6

(1)	Reflects the most recent four quarters trailing data from Standard & Poor’s Research Insight database (generally as of June 2012).

The Committee considers the compensation of our CEO and other named executive officers relative to the peer group and survey data (as described above) for similarly situated executives. The Committee uses these comparisons as a point of reference for measurement but not as the determinative factor in setting our executives’ compensation.

Base Salaries

Base salaries are the foundation of our executive compensation program. The Committee generally seeks to maintain base salaries for the named executive officers around the 50th percentile of base salaries for similar positions at similar companies. The Committee, however, also considers the responsibilities of the executives, market demand for executives with similar capability, experience and time in position, and our corporate performance and the performance of each executive in relation to our strategic objectives.

The following table reflects the base salaries approved for the named executive officers for 2013:

2013 Base Salaries

Name	Approved 2013 Base Salary
Carl E. Lee, Jr.	$760,000
David V. Singer	$552,495
Rick D. Puckett	$491,700
Kevin A. Henry	$363,100
Charles E. Good	$329,600
Margaret E. Wicklund	$243,302

As previously discussed, Mr. Singer’s and Mr. Lee’s positions with the Company changed during fiscal year 2013. As a result of these changes, and other factors impacting compensation discussed below, Mr. Lee’s base salary was increased by 18% for 2013 as compared to his 2012 base salary and Mr. Singer’s base salary was decreased by 26% for 2013 as compared to his 2012 base salary. The base salaries for Mr. Puckett, Mr. Henry, Mr. Good and Ms. Wicklund were increased by 5%, 10%, 3% and 3.5%, respectively, from 2012 base salaries.

How did we determine base salaries for 2013?

On February 7, 2013, the Committee approved and recommended to the Board of Directors that Mr. Lee’s 2013 base salary be paid at the annual rate of $760,000. In determining Mr. Lee’s base salary, the Committee considered the recommendations of the consultant and his promotion to the CEO position. In January 2013, the Committee approved a Transitional Services and Retirement Agreement (the “Retirement Agreement”) for Mr. Singer, which provided for a base salary at an annual rate of $764,750 for the period from December 30, 2012 through May 3, 2013 (the “Singer Resignation Date”) and $466,050 for the remainder of the fiscal year ended December 28, 2013. Mr. Singer’s base salary for 2013 was approved by the Committee and recommended to the Board of Directors based on the Committee’s evaluation of the Company’s performance, the performance of Mr. Singer in 2012 and the terms and conditions of Mr. Singer’s Retirement Agreement. The Board of Directors approved Mr. Singer’s and Mr. Lee’s salaries on February 8, 2013.

On February 7, 2013, Mr. Singer submitted recommendations to the Committee regarding the base salaries for the other named executive officers (other than Mr. Lee and Ms. Wicklund). Based on a review of these proposals and the Committee’s subjective evaluation of the Company’s performance and the performance of those individuals in 2012, the Committee increased the base salaries of all of these other named executive officers from their 2012 base salaries. A portion of each of Mr. Puckett’s and Mr. Henry’s base salary increases was intended to offset the elimination of a car allowance that had been provided in prior years. In addition to offsetting the eliminated car allowance, Mr. Puckett’s increase of 5%, together with an increase to his long-term incentive compensation (as further described below), was intended to recognize his past performance and to appropriately motivate his future performance and move his total compensation closer to the 50th percentile of the applicable market. The 10% increase to Mr. Henry’s base salary was based on his performance for the prior three years, including recognition of the fact that his job duties are more expansive than other chief human resource officers in our peer group, and also intended to offset the eliminated car allowance discussed above. Ms. Wicklund’s 2013 base salary, as initially approved by management, was approved and ratified by the Committee on February 4, 2014. On average, the 2013 base salaries of the named executive officers, other than Mr. Singer, Mr. Lee and Ms. Wicklund, were set at approximately the 60th percentile of the applicable market. On an individual basis, the base salaries for those officers ranged from the 55th percentile (Mr. Good) to the 65th percentile (Mr. Puckett and Mr. Henry).

Mr. Warehime received $660,000 for his services as Chairman of the Board in 2013 pursuant to the terms of the merger agreement. Under the merger agreement, Mr. Warehime was entitled to receive annual base compensation of $660,000 through 2013.

Annual Performance Incentive Plan

Our annual performance incentive plan (the “Annual Plan”) is designed to provide each executive officer the opportunity to receive an annual cash bonus based on the achievement of certain sales, financial and operational goals. In setting bonus awards, the Committee considers each executive’s level of responsibility in relation to our annual and long-term objectives, recommendations of the CEO, market and peer data and our obligations under the agreements with Mr. Singer. The Committee sets target bonuses at levels that are designed to link a substantial portion of each individual’s total annual compensation to the achievement of performance goals.

The performance goals are set with respect to pre-determined financial measures for our business. The financial performance measures and goals are determined based on our operating plan for the year, which is developed by management and approved by the Board of Directors.

2013 Annual Plan

On February 7, 2013, the Committee adopted the Snyder’s-Lance, Inc. Annual Performance Incentive Plan for Officers and Key Managers (the “Annual Plan”). On February 22, 2013, the Committee approved the performance measures and goals and the weighting of the performance measures for 2013 under the Annual Plan (the “2013 Annual Plan”) and approved the target bonus awards for Mr. Warehime and each of the named executive officers other than Ms. Wicklund. The target bonus award for Ms. Wicklund, as initially approved by management, was approved and ratified by the Committee on February 4, 2014. On February 8, 2013, the Board of Directors approved the participation of Mr. Singer, Mr. Warehime and Mr. Lee in the plan.

Each of the named executive officers participated in the 2013 Annual Plan. The following table reflects the target bonus award and the calculations and amounts of the annual bonuses paid to each of the participating named executive officers under the 2013 Annual Plan:

2013 Annual Bonus Targets and Awards

Name	Base Salary	x	Target Bonus % (% of Base Salary)	=	2013 Target Bonus Award	x	Overall Goal Achievement Percentage	=	Bonus Award Paid*
Carl E. Lee, Jr.	$760,000	x	100%	=	$760,000	x	80.8%	=	$614,100
David V. Singer	$552,495	x	100%	=	$552,495	x	80.8%	=	$446,400
Rick D. Puckett	$491,700	x	75%	=	$368,800	x	80.8%	=	$298,000
Kevin A. Henry	$363,100	x	50%	=	$181,550	x	80.8%	=	$146,700
Charles E. Good	$329,600	x	50%	=	$164,800	x	80.8%	=	$133,200
Margaret E. Wicklund	$243,302	x	40%	=	$97,321	x	80.8%	=	$78,600

*	Per the terms of the 2013 Annual Plan, Bonus Awards are rounded to the nearest hundred dollar.

Mr. Lee’s total target cash compensation (i.e., base salary plus target annual bonus) was set below the 25th percentile of the market composite for CEO compensation. Mr. Singer’s target award was set in accordance with his Retirement Agreement, which provided for a target annual award equal to 100% of his 2013 base salary. Mr. Singer’s total target cash compensation was set at approximately the 25th percentile of the market composite.

The target award percentages for Messrs. Puckett, Henry and Good and Ms. Wicklund were unchanged from 2012. On average, the total target cash compensation for the named executive officers, other than Mr. Singer, Mr. Lee and Ms. Wicklund, was set at approximately the 55th percentile of the applicable market, with the individual total target cash compensation for these named executive officers ranging from the 50th percentile (Mr. Good) to the 70th percentile (Mr. Puckett).

Under the terms of the merger agreement, Mr. Warehime was entitled to receive an annual target incentive of $990,000 through 2013, which was amended by the Board of Directors in 2012 and 2013. On February 8, 2013, the Board of Directors, upon recommendation of the Committee, approved an annual cash incentive target under the 2013 Annual Plan of $660,000 for Mr. Warehime. In addition, he was granted 6,456 shares of restricted stock with a grant date fair value of $165,000 and options for 29,151 shares of common stock with a grant date fair value of $165,000. The exercise price of the options is $25.56. The restricted stock and options were performance-based and subject to vesting after one year in accordance with terms of the 2013 Annual Plan. To the extent actual performance exceeded the target goals under the 2013 Annual Plan, the balance of Mr. Warehime’s awards with respect to the grant date fair values of the restricted shares and options was payable in cash. Any unvested shares of restricted stock and options are subject to forfeiture. Mr. Warehime’s incentive was changed from the original terms in the merger agreement to more closely align his compensation with that of the executive officers. Based on a 80.8% overall goal achievement under the 2013 Annual Plan, Mr. Warehime earned a cash bonus of $533,300 for 2013, 5,217 shares of his restricted stock grant vested, and options for 23,555 shares of common stock vested.

For each of the named executive officers, the overall goal achievement percentage under the 2013 Annual Plan was calculated based on our achievement of annual corporate performance goals with respect to pre-determined financial performance measures. For 2013, the Committee selected annual financial measures and assigned applicable weights and performance goals as follows:

Performance Measure	Weight	Target Performance Goal (1)
Net Revenue	40%	$1.812 billion
Earnings Per Share (“EPS”)	60%	$1.21

(1)	The threshold payout for net revenue was 50% of target at $1.721 billion and for EPS was 35% of target at $.94 earnings per share. The maximum payout for each performance measure was 200% of target.

The Committee maintained the same financial performance measures and weighting used in 2012.

Each of the financial performance measures was defined in the 2013 Annual Plan as follows:

•

“Net Revenue” is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items for the 2013 fiscal year, as audited and reported in the Company’s Form 10-K for the 2013 fiscal year and excluding the effect of acquisitions, divestitures and special items.

•

“Earnings Per Share” is defined as the fully diluted earnings per share of the Company for the 2013 fiscal year, as audited and reported in the Company’s Form 10-K for the 2013 fiscal year and excluding the effect of acquisitions, divestitures and special items.

The Committee maintained discretion to adjust any award under the 2013 Annual Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retained the discretion to reduce any award for any reason.

Annual bonuses under the 2013 Annual Plan, as specified above, were determined by the Committee in February 2014 and paid to the participants in March 2014.

Long-Term Cash and Equity Compensation

The Committee administers our equity incentive plans, including our 2007 Key Employee Incentive Plan, as amended, and our 2012 Key Employee Incentive Plan, as approved by our stockholders on May 3, 2012. The Committee is authorized to grant restricted stock awards, stock options and other equity awards under these plans. Awards granted to an individual are based upon a number of factors, including the recipient’s position, salary and performance, as well as our overall corporate performance. The 2007 Key Employee Incentive Plan expired on April 26, 2013 and no additional awards were made under the plan during fiscal year 2013.

The Committee makes awards under our equity incentive plans from time to time to reward short-term performance with equity-based compensation and to motivate the recipients’ long-term performance and retention. Each year, the Committee approves a three-year performance incentive arrangement for officers that includes a performance period that generally covers the current year and the two following years (the “Three-Year Plans”).

2013 Three-Year Plan

On February 7, 2013, the Committee adopted the Long-Term Performance Incentive Plan for Officers and Key Managers under the 2012 Key Employee Incentive Plan (the “Long-Term Plan”) and approved the target incentive awards, performance measures and goals and the weighting of the performance measures under the Long-Term Plan for 2013 (the “2013 Three-Year Plan” or “2013 LTIP”). Each of the named executive officers was selected as a participant in the 2013 Three-Year Plan and assigned a target incentive based on his or her level of responsibility and position and the analyses and recommendations of the consultant.

The Committee assigned the following target incentives to the named executive officers:

Name	2013 LTIP Overall Target Incentive
Carl E. Lee, Jr.	$1,500,000
David V. Singer	$1,404,400
Rick D. Puckett	$600,000
Kevin A. Henry	$350,000
Charles E. Good	$131,800
Margaret E. Wicklund	$94,000

How did the Committee determine the 2013 LTIP target amounts?

The Committee seeks to provide a substantial portion of total compensation in the form of long-term, “at risk” pay. The Committee generally attempts to set long-term target incentives around the 50th percentile of the Company’s competitive market; however, the Committee also considers contractual obligations and subjective factors including the responsibilities of an executive, time in position and the market demand for executives with similar capability and experience.

Mr. Lee’s target incentive was increased to reflect his promotion to the CEO position, and his long-term incentive compensation was set below the 25th percentile of the composite market for CEO compensation. Mr. Singer’s target incentive was determined based on the Retirement Agreement and advice from the consultant. For the remaining named executive officers, other than Ms. Wicklund, the target incentives were set below the 25th percentile (Mr. Good) and between the 45th and 60th percentiles (Messrs. Puckett and Henry) of the applicable market.

In accordance with the 2013 Three-Year Plan, each named executive officer, other than Mr. Singer, was granted nonqualified stock options valued at 25% of his or her target incentive and time-based restricted shares of common stock valued at 25% of his or her target incentive. Pursuant to the Retirement Agreement and because of special vesting provisions in connection with his retirement, Mr. Singer was granted restricted stock units in lieu of the nonqualified stock options and time-based restricted shares of common stock awarded to the other named executive officers. Mr. Singer was granted 27,474 restricted stock units, which were valued at 50% of his target incentive. The following reflects the aggregate number of stock options and restricted shares granted to each of the other named executive officers:

Name	Nonqualified Stock Option Shares	Restricted Stock Shares
Carl E. Lee, Jr.	66,255	14,670
Rick D. Puckett	26,502	5,868
Kevin A. Henry	15,459	3,423
Charles E. Good	5,823	1,290
Margaret E. Wicklund	4,152	918

Each stock option granted under the 2013 Three-Year Plan had an initial exercise price of $25.56 and vests in three substantially equal annual installments beginning on February 22, 2014. Each participant was granted a number of stock options equal to the dollar value of his or her stock option incentive divided by the Black-Scholes value of the stock options on February 19, 2013.

Each share of restricted stock also vests in three substantially equal annual installments beginning on February 22, 2014. Each participant was granted a number of shares of restricted stock equal to the dollar value of his or her restricted stock incentive divided by $25.56, which was the closing price on February 22, 2013.

Each restricted stock unit granted to Mr. Singer vests in three substantially equal annual installments beginning on February 22, 2014. Mr. Singer was granted a number of restricted stock units equal to the dollar value of his restricted stock unit incentive divided by $25.56, which was the closing price on February 22, 2013.

Each named executive officer was also assigned a performance award opportunity with a target long-term performance award equal to 50% of his or her target incentive under the 2013 Three-Year Plan. Payouts with respect to the performance award opportunities will be payable in cash based on the attainment of predetermined performance goals for 2013 through 2015 with respect to certain financial measures.

The formula for computing the long-term performance awards is as follows:

Target Performance Award	x	Overall Goal Achievement (%)	=	Award Earned

The Committee set the target performance awards under the 2013 Three-Year Plan as follows:

Name	2013 LTIP Target Performance Award
Carl E. Lee, Jr.	$750,000
David V. Singer	$702,200
Rick D. Puckett	$300,000
Kevin A. Henry	$175,000
Charles E. Good	$65,900
Margaret E. Wicklund	$47,000

The overall goal achievement percentage under the 2013 Three-Year Plan will be computed based on a performance matrix taking into account the achievement of a performance goal for the Company’s Return on Invested Capital (“ROIC”) and the Company’s Relative Total Shareholder Return compared to a peer group of 24 companies listed below. For 2013, the Committee chose ROIC as the sole financial performance measure under the 2013 Three-Year Plan to emphasize the Company’s goal of increasing its return on investment. The Committee determined the target goal for the 2013 Three-Year Plan based on the three year financial projections in the Company’s strategic plan.

The overall goal achievement percentage will be determined in accordance with the following matrix based on the Company’s relative shareholder return:

		Relative Shareholder Return
	ROIC Attainment	Quartile 4	Quartile 3	Quartile 2	Quartile 1
	Maximum	75%	100%	150%	175%
ROIC	Target	50%	75%	100%	135%
	Threshold	25%	50%	75%	100%
	Below Threshold	0%	25%	50%	75%

The matrix will be adjusted for the impact of any acquisitions or divestitures. Each of the performance measures and other relevant terms under the 2013 Three-Year Plan are defined as follows:

•	“Return on Invested Capital” or “ROIC” is defined as the average of the ROIC for the 2013, 2014 and 2015 fiscal years, excluding special items, calculated as follows:

Operating Income x (1 – Tax Rate)
Average Equity + Average Net Debt

•

“Operating Income” means our actual earnings before interest and taxes, excluding special items and other income and expense, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2013, 2014 and 2015 fiscal years.

•	“Tax Rate” for ROIC means our actual total effective income tax rate for each year, as audited and reported in the Company’s Forms 10-K for the 2013, 2014 and 2015 fiscal years.

•

“Average Net Debt” means our average debt less average cash for each year, as calculated from the audited financial statements contained in the Company’s Forms 10-K for the 2013, 2014 and 2015 fiscal years.

•

“Relative Total Shareholder Return” is defined as the total shareholder return for the Company relative to a peer group of 24 companies. Each peer company, including Snyder’s-Lance, will be compared to each other and put into four quadrants ranked from highest total shareholder return to the lowest total shareholder return, with the highest in Quadrant One and the lowest in Quadrant Four. The 24 companies are as follows:

Snyder’s-Lance, Inc.	H.J. Heinz Company	J.M. Smucker Company
B&G Foods Inc.	Hershey Company	Church & Dwight Inc.
Campbell Soup Company	Hormel Foods Corp.	Green Mountain Coffee Roasters
ConAgra Foods, Inc.	J&J Snack Foods Corp.	Treehouse Foods, Inc.
Diamond Foods, Inc.	Kellogg Company	Boulder Brands, Inc.
Flowers Foods Inc.	Lancaster Colony Corp.	Kraft Foods Group, Inc.
General Mills, Inc.	McCormick & Co. Inc.	The Hillshire Brands Company
Hain Celestial Group, Inc.	PepsiCo, Inc.	Annie’s Homegrown, Inc.

If a peer company ceases to be a public company the following indices would be substituted:

•	Russell 2000 Index

•	S&P 500

•	S&P Food & Beverage Select Industry Index

•	Russell 1000 Index

•

“Total Shareholder Return” (“TSR”) is defined as the return of $100 invested in each stock or index at the beginning of the performance period compared to the value of that $100, with dividends reinvested, at the end of the three year performance period, which will be the average of the average weekly stock prices for the last year of the performance period.

The maximum potential payout under each performance award is 175% of target. The Committee maintains discretion to adjust any award under the 2013 Three-Year Plan for extraordinary items such as acquisitions, dispositions, discontinued operations, required accounting adjustments or similar events, provided that such discretion should be exercised in a manner that would permit the Company to deduct the amounts of certain awards for tax purposes under Section 162(m) of the Internal Revenue Code. The Committee also retains the discretion to reduce any performance award for any reason.

Payments of the performance awards, if any, will be made as soon as practicable in 2016 after the Committee has reviewed the Company’s 2013, 2014 and 2015 audited financial statements and determined the performance levels achieved.

2011 Three-Year Plan

On February 24, 2014, the Committee made awards under the 2011 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2011 Three-Year Plan” or “2011 LTIP”) to the named executive officers. In 2011, each named executive officer was assigned a performance award opportunity with a target long-term performance award equal to 50% of his or her target incentive under the 2011 Three-Year Plan. Payouts with respect to the performance award opportunities were payable in cash based on the Company’s performance for 2012 and 2013 with respect to certain financial measures. The 2011 LTIP was based on financial performance for only 2012 and 2013 as 2011 was focused on the merger and integration of Snyder’s and Lance.

The formulas for computing the long-term performance awards were as follows:

Participant	2011 LTIP Formula

David V. Singer	Cumulative Pre-Tax Operating Profit x 0.65% = Award Earned

Carl E. Lee, Jr.	Cumulative Pre-Tax Operating Profit x 0.60% = Award Earned

Rick D. Puckett Kevin A. Henry Charles E. Good Margaret E. Wicklund	Target Award x Overall Goal Achievement (%) = Award Earned

The formulas for computing the long-term performance awards for Messrs. Singer and Lee were different from the formulas for the other executive officers in order to retain the ability to exercise negative discretion to reduce the awards taking into consideration each executive’s target performance award and our overall goal achievement percentage with respect to the financial goals set for Messrs. Puckett, Henry and Good and Ms. Wicklund under the 2011 Three-Year Plan.

The formula for computing the awards for Messrs Puckett, Henry and Good and Ms. Wicklund required the computation of an overall goal achievement percentage for the 2012 and 2013 performance period. The overall goal achievement percentage was computed based on a performance matrix taking into account the attainment of performance goals for certain financial measures and the Company’s relative total shareholder return compared to a peer group of 24 companies. See the 2011 Three-Year Plan, attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2011, and the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for its 2012 Annual Meeting Stockholders, for additional information regarding the formula for computing the overall goal achievement percentage.

For the two year performance period, the overall goal achievement percentage was 60.1% of target, resulting from the achievement of a $3,228,000 increase in cumulative net revenues for 2012 and 2013 (against a target of $3,383,000), a $2.09 increase in cumulative earnings per share for 2012 and 2013 (against a target of $2.54), an average return on invested capital for 2012 and 2013 of 7.2% (against a target of 9.3%), and a relative total shareholder return within the second quartile of the peer companies. For purposes of computing the awards for Messrs Singer and Lee based on the formula set forth above, the Company’s cumulative pre-tax operating profit was $241,951,025. However, the Committee determined to exercise its discretion to reduce the awards for Messrs Singer and Lee based on the formula and performance goals used to calculate the awards for Messrs Puckett, Henry and Good and Ms. Wicklund, and using the following target awards: Mr. Singer– $951,600 and Mr. Lee– $400,600. The named executive officers were awarded the following:

Name	2011 LTIP Performance Award
Carl E. Lee, Jr.	$240,400
David V. Singer	$571,000
Rick D. Puckett	$142,700
Kevin A. Henry	$105,200
Charles E. Good	$34,700
Margaret E. Wicklund	$26,000

Stock Ownership Guidelines

We expect that individuals who receive awards under our equity incentive plans will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders. Our Board of Directors, upon recommendation of the Committee, has adopted stock ownership guidelines for the Board of Directors, officers and senior managers of Snyder’s-Lance. The guidelines provide for the following ownership targets: three times annual retainer for directors, three times base salary for the CEO, two times base salary for the President and the CFO, one times base salary for Executive and Senior Vice Presidents and one-half times base salary for other officers and senior managers.

Anti-Hedging Policy

On December 13, 2013, our Board of Directors, upon recommendation of the Committee, adopted an Anti-Hedging Policy to strengthen the restrictions on hedging transactions, option trading and short sales contained in our Insider Trading Policy. Among other things, the Anti-Hedging Policy prohibits our directors, officers and associates from engaging in any hedging transactions with respect to our securities, including the purchase of any financial instruments (such as prepaid variable forwards, equity swaps, collars, exchange funds and other derivatives) that are designed to hedge or offset any decrease in the market value of our common stock. In addition, this policy prohibits our directors, officers and associates from engaging in transactions with our securities in put options, call options and other similar derivative securities, or selling our stock short.

Former CEO Employment and Retirement Agreements

In May 2005, we entered into an Executive Employment Agreement, as amended (the “Employment Agreement”), with Mr. Singer in connection with his appointment as our CEO. The initial term of the Employment Agreement was three years with automatic renewals for successive one-year terms. The Employment Agreement could be terminated on 90 days written notice prior to the end of the initial term or a renewal term. On January 8, 2013, we entered into the Retirement Agreement with Mr. Singer which provided for Mr. Singer’s retirement as Chief Executive Officer on the Singer Resignation Date, followed by a period from the Singer Resignation Date through

February 28, 2014 (the “Transitional Services Period”) in which Mr. Singer will serve as a full time, non-executive employee of Snyder’s-Lance to assist with the transition of his duties to Mr. Lee. The Retirement Agreement supersedes and replaces certain provisions of Mr. Singer’s Employment Agreement with respect to his position, compensation and severance.

Pursuant to the Retirement Agreement, the Company agreed to pay or provide to Mr. Singer the following through February 28, 2014 (the “Retirement Date”): (i) base salary set at the annual rate of (a) $764,750 for the period from December 30, 2012 through the Singer Resignation Date and (b) $466,050 for the period from the Singer Resignation Date through the Retirement Date; (ii) performance-based cash incentive award under the 2013 Annual Plan in a target amount of 100% of base salary for 2013, determined by the Committee in accordance with the terms of the 2013 Annual Plan, as generally applicable to executive officers of the Company and subject to Mr. Singer’s continued employment with the Company through the Retirement Date; (iii) long-term incentive compensation awards under the 2013 Three-Year Plan in an aggregate target amount of $1,404,438, divided among restricted stock units settled in shares of the Company’s common stock and a target cash performance-based award, in accordance with the terms of the 2013 Three-Year Plan as generally applicable to other executive officers of the Company and subject to special vesting conditions if Mr. Singer remains employed with the Company through the Retirement Date and complies with the post-employment covenants in his Employment Agreement; (iv) at the discretion of the Committee, accelerated vesting as of the Retirement Date of the portion of unvested stock options and restricted stock granted to Mr. Singer under the Company’s 2012 Three-Year Plan; and (v) during Mr. Singer’s continued employment with the Company through the Retirement Date, eligibility to participate in health and welfare benefits, pension, profit sharing and retirement plans, and other company benefits that are generally provided to similarly situated executives. Effective as of December 30, 2012, Mr. Singer was not entitled to any automobile allowance or perquisites.

The Retirement Agreement also supersedes and replaces the severance provisions of the Employment Agreement effective as of the Singer Resignation Date. See the discussion beginning on page 39 for additional information regarding potential payments and benefits to Mr. Singer if he is terminated under certain circumstances.

Severance and Change in Control Arrangements

During 2013, Messrs. Lee and Henry and Ms. Wicklund were entitled under their severance agreements to severance payments in connection with the occurrence of certain events. As a result of the change in control that was deemed to have occurred upon the merger with Snyder’s in December 2010, Mr. Puckett was no longer entitled to severance payments under his severance agreement; however, on February 4, 2014, Mr. Puckett entered into a new severance agreement which provides for severance payments in connection with the occurrence of certain events. See the discussion beginning on page 39 for additional details regarding the amounts and benefits payable under these agreements.

Has the Committee made any changes to the Company’s Severance and Change in Control Benefits?

In 2010, the Committee engaged the consultant to provide an in-depth study of our severance and change in control benefits. In February 2011, the Committee made certain changes to the Company’s severance and change in control arrangements based on the consultant’s study and recommendations. First, the Committee adopted a new form of executive severance agreement to be used for new executive officers. The new form is intended to be more consistent with current market practices and provides reduced benefits from the prior severance and change in control packages. Second, the Committee determined not to enter into Compensation Benefits and Assurance Agreements (“Benefits Agreements”) with new executive officers, which included Messrs. Lee, Henry and Good. Pursuant to the Retirement Agreement, Mr. Singer’s Benefits Agreement terminated on the Singer Resignation Date. As a result of the merger with Snyder’s in December 2010, Mr. Puckett’s Benefits Agreement terminated on December 6, 2013. Ms. Wicklund does not have a Benefits Agreement. The Committee also clarified in the Annual Plan and Long-Term Plan that a change in control will occur only upon the closing of a relevant transaction rather than the approval of the transaction by the stockholders. Finally, the Committee included a “double trigger” for the change in control provisions in the 2012 Key Employee Incentive Plan. The Committee continues to examine its severance and change in control benefits in relation to its peer companies and general executive compensation trends.

Benefits and Perquisites

We have generally provided to our employees, including the named executive officers, personal benefits that the Committee believes are reasonable, competitive and consistent with our objective of attracting and retaining officer talent. The cost of these benefits is reflected under All Other Compensation (Column (i)) on page 30).

Each of our executive officers, including the named executive officers, is eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance, on the same basis as other employees. Other benefits for all employees include a 401(k) plan, paid sick leave, paid holidays and paid vacations. Each of our named executive officers were also eligible to receive term life insurance during 2013.

The Committee reviews and approves annually all perquisites paid by the Company to our executive officers. With the assistance of the consultant, the Committee reviewed our perquisite policies and determined to phase out and eliminate tax gross-ups for perquisites beginning in 2012 and the remaining perquisites for named executive officers beginning in January 2013. Each of Mr. Puckett’s and Mr. Henry’s base salaries for 2013 included increases of approximately $10,000 to compensate them for the elimination of car allowances. Ms. Wicklund received a car allowance of $12,000 in 2013. Mr. Lee received a medical supplement of $540, a relocation benefit of $52,803 and a gross-up for relocation benefits of $54,024 in 2013.

Section 162(m) of the Internal Revenue Code

The Committee considers the tax and accounting implications of our incentive and equity compensation plans, but they are not the only factors considered. Under Section 162(m) of the Code, a public company is generally not entitled to deduct non-performance based compensation paid to its named executive officers for Federal income tax purposes to the extent any such individual’s compensation in any year exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. The stockholders of the Company have approved the 2007 Key Employee Incentive Plan and the 2012 Key Employee Incentive Plan, each of which is intended to qualify certain elements of compensation for the performance-based exception to the limitations under Section 162(m).

Annual performance incentive awards and stock options and performance awards under the Three-Year Incentive Plans are generally intended to be deductible as “performance-based” compensation under Section 162(m). Other elements of compensation, including restricted stock awards as part of the Three-Year Incentive Plans, are not intended to be “performance-based” compensation under Section 162(m), and some portion of that compensation may not be fully deductible as a result of Section 162(m). In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

Summary Compensation Table

The following table shows certain compensation information concerning our named executive officers for the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
Carl E. Lee, Jr. Chief Executive Officer (1)	2013 2012 2011	760,000 643,750 625,000	— — —	375,000 200,000 199,994	375,000 200,000 1,878,704	854,500 589,100 357,500	123,534 285,818 65,907	2,488,034 1,918,668 3,127,105
David V. Singer Former Chief Executive Officer (1)	2013 2012 2011	552,495 746,750 725,000	— — —	702,219 600,653 475,018	— 475,000 383,095	1,017,400 683,300 414,700	19,132 77,221 77,354	2,291,246 2,582,924 2,075,167
Rick D. Puckett Executive Vice President, Chief Financial Officer and Treasurer	2013 2012 2011	491,700 468,700 455,000	— — —	150,000 176,761 418,746	150,000 118,750 382,618	440,700 321,700 195,195	22,662 49,851 294,923	1,255,062 1,135,762 1,746,482
Kevin A. Henry Senior Vice President and Chief Human Resources Officer	2013 2012 2011	363,100 329,600 320,000	— — —	87,500 112,791 87,501	87,500 87,500 70,575	251,900 150,800 91,523	12,847 33,473 43,668	802,847 714,164 613,267
Charles E. Good Senior Vice President	2013 2012 2011	329,600 320,000 288,750	16,000 — —	32,960 32,000 28,890	32,960 32,000 23,284	167,900 146,400 82,583	25,880 28,399 66,636	605,300 558,799 490,143
Margaret E. Wicklund Vice President, Controller, Principal Accounting Officer and Assistant Secretary (2)	2013 2012 2011	243,302 — —	— — —	23,500 — —	23,500 — —	104,600 — —	25,200 — —	420,102 — —

(1)

Mr. Lee assumed the position of Chief Executive Officer upon the retirement of Mr. Singer effective May 3, 2013. Previously, Mr. Lee served as the President and Chief Operating Officer of Snyder’s-Lance. Following his retirement as Chief Executive Officer, Mr. Singer served as a non-executive, full-time employee of Snyder’s-Lance for the remainder of the fiscal year ended December 28, 2013.

(2)	Ms. Wicklund was not a named executive officer in 2012 and 2011.

Salary (Column (c))

The amounts shown in the “Salary” column include any amounts deferred by the executive officers under our Deferred Compensation Plans and our 401(k) Savings Plan.

Bonus (Column (d))

The amount shown in the “Bonus” column includes a bonus paid to Mr. Good in 2013 upon approval by the Compensation Committee.

Stock Awards (Column (e))

The amounts shown in the “Stock Awards” column reflect the aggregate grant-date fair values of restricted stock awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the stock awards are described on pages 32 and 34 to 36 of our Form 10-K for the fiscal year ended December 28, 2013.

Option Awards (Column (f))

The amounts shown in the “Option Awards” column reflect the aggregate grant-date fair values of option awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair value of option awards are described on pages 32 and 34 to 36 of our Form 10-K for the fiscal year ended December 28, 2013. The amount reflected for Mr. Lee in 2011 includes the grant-date fair value of 89,810 options that were granted on February 23, 2011 and subsequently rescinded in March 2013. The value of the options rescinded as of the date of grant was $354,750.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash amounts paid under our 2013 Annual Plan and 2011 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2011 Three-Year Plan”), as follows:

Name	2013 Annual Plan ($)	2011 Three-Year Plan ($)	Total ($)
Carl E. Lee, Jr.	614,100	240,400	854,500
David V. Singer	446,400	571,000	1,017,400
Rick D. Puckett	298,000	142,700	440,700
Kevin A. Henry	146,700	105,200	251,900
Charles E. Good	133,200	34,700	167,900
Margaret E. Wicklund	78,600	26,000	104,600

All Other Compensation (Column (i))

The following table sets forth each component of the “All Other Compensation” column for 2013.

Benefit	Lee	Singer	Puckett	Henry	Good	Wicklund
401(k) Plans (1)	$11,475	$11,475	$11,475	$11,010	$11,475	$11,475
Term life insurance premiums	4,692	7,657	11,187	1,837	14,225	1,725
Automobile allowances	—	—	—	—	—	12,000
Medical Supplement	540	—	—	—	—	—
Relocation Benefit (2)	52,803	—	—	—	180	—
Relocation Gross-Up (3)	54,024	—	—	—	—	—

Total	$123,534	$19,132	$22,662	$12,847	$25,880	$25,200

(1)	The amounts shown in this row represent the matching contributions we made to the executives’ accounts under our 401(k) Savings Plans.

(2)	This amount represents a relocation benefit paid to Mr. Lee for his relocation to Charlotte, North Carolina.

(3)	This amount represents the income tax gross-up paid with respect to relocation benefits.

2013 Grants of Plan Based Awards

The following table shows all grants of plan-based awards made to our named executive officers in 2013.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Date of Committee Action	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Carl E. Lee, Jr.	N/A	N/A (2)	152,000	760,000	1,520,000	—	—	—	—
	N/A	N/A (3)	187,500	750,000	1,312,500	—	—	—	—
	2/22/13	2/22/13 (4)	—	—	—	14,670	—	—	375,000
	2/22/13	2/22/13 (5)	—	—	—	—	66,255	25.56	375,000
David V. Singer	N/A	N/A (2)	110,396	552,495	1,103,962	—	—	—	—
	N/A	N/A (3)	175,600	702,200	1,228,850	—	—	—	—
	2/22/13	2/22/13 (6)	—	—	—	27,474	—	—	702,219
Rick D. Puckett	N/A	N/A (2)	73,760	368,800	737,600	—	—	—	—
	N/A	N/A (3)	75,000	300,000	525,000	—	—	—	—
	2/22/13	2/22/13 (4)	—	—	—	5,868	—	—	150,000
	2/22/13	2/22/13 (5)	—	—	—	—	26,502	25.56	150,000
Kevin A. Henry	N/A	N/A (2)	36,310	181,550	363,100	—	—	—	—
	N/A	N/A (3)	43,800	175,000	306,250	—	—	—	—
	2/22/13	2/22/13 (4)	—	—	—	3,423	—	—	87,500
	2/22/13	2/22/13 (5)	—	—	—	—	15,459	25.56	87,500
Charles E. Good	N/A	N/A (2)	32,960	164,800	329,600	—	—	—	—
	N/A	N/A (3)	16,500	65,900	115,325	—	—	—	—
	2/22/13	2/22/13 (4)	—	—	—	1,290	—	—	32,960
	2/22/13	2/22/13 (5)	—	—	—	—	5,823	25.56	32,960
Margaret E. Wicklund	N/A	N/A (2)	19,464	97,321	194,642	—	—	—	—
	N/A	N/A (3)	11,800	47,000	82,250	—	—	—	—
	2/22/13	2/22/13 (4)	—	—	—	918	—	—	23,500
	2/22/13	2/22/13(5)	—	—	—	—	4,152	25.56	23,500

(1)	The amounts shown in this column represent the grant-date fair market values of the awards computed in accordance with FASB ASC Topic 718. The assumptions made in determining the fair values of the awards are described on pages 32 and 34 to 36 of our Form 10-K for the fiscal year ended December 28, 2013.

(2)	The amounts shown in this row reflect the threshold, target and maximum cash incentive awards under the 2013 Annual Plan.

(3)	The amounts shown in this row reflect the threshold, target and maximum performance-based cash awards under the 2013 Three-Year Plan.

(4)	The amounts shown in this row reflect a grant of restricted stock under the 2013 Three-Year Plan.

(5)	The amounts shown in this row reflect a grant of stock options under the 2013 Three-Year Plan.

(6)	The amounts shown in this row reflect a grant of restricted stock units under the 2012 Key Employee Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table shows the outstanding equity awards held by our named executive officers as of December 28, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Carl E. Lee, Jr.	31,500			3.929	03/31/2020
	28,145	—		4.599	03/31/2021	—		—
	30,310	—		6.259	03/31/2022	—		—
	20,568	—		6.679	03/31/2023	—		—
	12,990	—		6.474	03/31/2024	—		—
	34,856	—		8.961	04/01/2025	—		—
	28,986	14,493	(2)	17.32	02/23/2021	—		—
	—	344,974	(5)	17.32	02/23/2021	—		—
	13,918	27,836	(3)	22.41	02/23/2022	—		—
	—	66,255	(4)	25.56	02/22/2023	—		—
	—	—		—	—	3,849	(7)	111,044
	—	—		—	—	5,950	(8)	171,658
	—	—		—	—	14,670	(9)	423,230
David V. Singer	—	34,420	(2)	17.32	02/23/2021	—		—
	33,055	66,110	(3)	22.41	02/23/2022	—		—
	—	—		—	—	9,142	(7)	263,747
	—	—		—	—	17,868	(8)	515,492
						27,474	(10)	792,625
Rick D. Puckett	23,532	—		19.44	02/23/2019	—		—
	25,320	—		19.71	02/25/2020	—		—
	17,210	8,605	(2)	17.32	02/23/2021	—		—
	—	76,086	(6)	17.32	02/23/2021	—		—
	8,264	16,528	(3)	22.41	02/23/2022	—		—
	—	26,502	(4)	25.56	02/22/2023	—		—
	—	—		—	—	2,285	(7)	65,922
	—	—		—	—	17,322	(11)	499,740
	—	—		—	—	5,258	(8)	151,693
						5,868	(9)	169,292
Kevin A. Henry	657	—		19.71	02/25/2020	—		—
	12,682	6,341	(2)	17.32	02/23/2021	—		—
	6,089	12,178	(3)	22.41	02/23/2022	—		—
	—	15,459	(4)	25.56	02/22/2023	—		—
	—	—		—	—	1,684	(7)	48,583
	—	—		—	—	3,356	(8)	96,821
						3,423	(9)	98,754
Charles E. Good	—	2,092	(2)	17.32	02/23/2021	—		—
	—	4,454	(3)	22.41	02/23/2022	—		—
	—	5,823	(4)	25.56	02/22/2023	—		—
	—	—		—	—	556	(7)	16,041
	—	—		—	—	952	(8)	27,465
						1,290	(9)	37,217
Margaret E. Wicklund	960	—		19.44	02/23/2019	—		—
	4,611	—		19.71	02/25/2020	—		—
	3,134	1,567	(2)	17.32	02/23/2021	—		—
	1,566	3,132	(3)	22.41	02/23/2022	—		—
	—	4,152	(4)	25.56	02/22/2023	—		—
	—	—		—	—	416	(7)	12,002
	—	—		—	—	932	(8)	26,888
						918	(9)	26,484

(1)	Options are fully vested.

(2)	Options vest in three equal annual installments beginning February 23, 2012. The options listed above will vest on February 23, 2014.

(3)	Options vest in three equal annual installments beginning February 23, 2013. The options listed above will vest in two remaining equal annual installments on February 23, 2014 and February 23, 2015.

(4)	Options vest in three equal annual installments beginning February 22, 2014.

(5)	Options vest five years from award date of February 23, 2011.

(6)	Options vest three years from award date of February 23, 2011.

(7)	Restricted shares vest in three equal annual installments beginning February 23, 2012. The amount listed above will vest on February 23, 2014.

(8)	Restricted shares vest in three equal annual installments beginning February 23, 2013. The amount listed above will vest in two remaining equal annual installments on February 23, 2014 and February 23, 2015.

(9)	Restricted shares vest in three equal annual installments beginning February 22, 2014.

(10)	Restricted stock units vest in three equal annual installments beginning February 22, 2014, subject to earlier vesting in the event of death or termination.

(11)	Restricted shares vest three years from award date of February 23, 2011.

2013 Option Exercises and Stock Vested

The following table shows option exercises and stock vested during the fiscal year ended December 28, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carl E. Lee, Jr.			3,849	98,380
			2,975	76,041
David V. Singer	4,128	42,487	9,142	233,670
	17,515	180,231	8,934	228,353
	21,000	174,126
	38,400	278,404
	6,816	49,428
	882	6,395
	42,644	289,659
	20,867	160,259
	7,440	57,139
	6,113	46,948
	24,167	158,536
	9,378	61,520
	12,553	82,348
Rick D. Puckett	7,460	56,157	2,285	58,405
	16,000	98,723	2,629	67,197
	3,142	32,914
	20,357	213,749
Kevin A. Henry			1,684	43,043
			1,678	42,890
Charles E. Good	2,092	22,217	556	14,211
	2,227	12,249	476	12,167
Margaret E. Wicklund			416	10,633
			466	11,911

(1)	The amounts shown in this column reflect the aggregate dollar amounts realized upon the exercise of stock options. The amounts show the difference between the market price of our common stock at exercise and the exercise price of the options.

2013 Nonqualified Deferred Compensation

We maintain the Snyder’s-Lance, Inc. Compensation Deferral Plan (the “SLI Deferral Plan”), which is a non-qualified deferred compensation plan, for certain employees. Each of the named executive officers was eligible to participate in the SLI Deferral Plan during fiscal year 2013. We also maintain the Snyder’s of Hanover, Inc. Executive Deferred Compensation Plan (the “Snyder’s Deferral Plan”), which we assumed in connection with the merger in December 2010. Mr. Lee and Mr. Good each participated in the Snyder’s Deferral Plan prior to fiscal year 2013, and we continue to maintain the Snyder’s Deferral Plan for deferrals and amounts contributed before 2013. We refer to the SLI Deferral Plan and the Snyder’s Deferral Plan collectively as the “Deferred Compensation Plans.”

The following table sets forth information regarding the named executive officers’ accounts and benefits under the Deferred Compensation Plans for fiscal year 2013.

Name	Plan	Executive Contributions in 2013 ($)(1)	Company Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/28/2013 ($)
Carl E. Lee, Jr.	Snyder’s Deferral Plan	—	—	63,365	—	379,308
David V. Singer	SLI Deferral Plan	—	—	77,975	—	319,013
Rick D. Puckett	SLI Deferral Plan	32,170	—	31,328	—	210,658
Kevin A. Henry	SLI Deferral Plan	35,472	—	2,273	—	54,001
Charles E. Good	SLI Deferral Plan Snyder’s Deferral Plan	38,429 —	— —	13,491 19,214	— 26,018	77,357 87,820
Margaret E. Wicklund	SLI Deferral Plan	16,541	—	6,418	—	62,152

(1)	Amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table for 2013.

(2)	All of the amounts reflected in this column are reported in the “All Other Compensation” column of the Summary Compensation Table for 2013.

(3)	The amounts reported in this column are not reported in the Summary Compensation Table because no earnings under the Deferred Compensation Plans are deemed to be above-market or preferential earnings.

SLI Deferral Plan

Under the SLI Deferral Plan, as amended effective January 1, 2012, participants may elect to defer from 1% to 60% of their annual base salary and from 1% to 90% of their annual incentive award under our Annual Plans.

The SLI Deferral Plan, as amended, does not require the Company to make profit sharing restoration contributions for plan years beginning on or after January 1, 2012. Prior to the amendments, we were required to make contributions to each eligible participant’s account equal to the excess, if any, of (a) the profit sharing contribution that we would have made to the participant’s account under our tax-qualified retirement plan if the amount of the contribution were not limited by the Internal Revenue Code of 1986, as amended (the “Code”), over (b) the amount of the profit sharing contribution that we actually made to the participant’s account under the tax-qualified plan.

Amounts deferred by participants and contributions made by us are deemed invested by participants in investment choices that are made available by the plan administrator, which are the same investment choices available under our tax-qualified retirement plan.

Participants may generally select from the following payment options for each year’s deferrals under the plan:

(a)	a single lump sum payment made seven months after termination of employment;

(b)	annual installments over a number of years selected by the participant (but not exceeding 10 years) beginning seven months after termination of employment; or

(c)	a single lump sum payment made on a date selected by the participant prior to termination of employment and no earlier than two years after the plan year to which the deferral relates.

Profit sharing restoration contributions under the plan are paid in a single lump sum payment made seven months after termination of employment (unless a prior installment election was already in effect at the time the plan was amended). If a participant dies, the participant’s account balances will be payable to the participant’s beneficiary in a single lump sum. If a participant elects to receive annual installments, the amount payable on each installment date will be equal to the balance in the participant’s account divided by the number of payments to be made. Participants may also be permitted to withdraw a portion of their accounts in the event of certain unforeseeable emergencies.

Snyder’s Deferral Plan

Participants in the Snyder’s Deferral Plan could elect to defer any fixed periodic dollar amounts or percentages of their current cash compensation, including regular salary and bonus awards, subject to any limitations imposed by the Company. All compensation deferred by participants in the Snyder’s Deferral Plan was contributed to a trust intended to be treated as a “grantor trust” under the Code.

Amounts deferred by a participant could be invested or deemed invested, at the option of the Company, in investment alternatives made available by the Company.

Participants may elect to receive payments under the Snyder’s Deferral Plan:

(a)	on the January 1 following a participant’s separation from service;

(b)	on a fixed date or dates elected by the participant (but no earlier than the January 1 of the third calendar year after a participant’s initial compensation deferral under the plan);

(c)	in the event of an unforeseeable emergency;

(d)	upon participant’s disability (as defined by law);

(e)	upon participant’s death; or

(f)	on the January 1 following a change in control, within the meaning of Section 409A of the Code.

All payments under the Snyder’s Deferral Plan will be made in cash or in-kind. Participants can elect to receive payments in a single lump sum payment or in annual installments over a number of years selected by the participant (up to 10 years), except that payments made upon the disability or death of a participant will be made in a single lump sum payment 90 days following the disability or death, as applicable. The Company will continue to maintain the plan for participants’ accounts currently existing, but no additional deferrals or company contributions have been made during fiscal year 2013 or will be made in future years.

2013 Potential Payments Upon Termination or Change in Control

We have agreements and plans that require us to provide compensation or other benefits to our named executive officers in connection with events related to a termination of employment or a change in control. The following table shows the estimated benefits payable to each named executive officer assuming each covered event occurred on December 28, 2013.

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
Carl E. Lee, Jr.
Cash Severance	2,280,000	—	—	—
Incentive Under 2013 Annual Plan	614,100	614,100	614,100	760,000
Incentive Under 2011 Three-Year Plan	240,400	240,400	240,400	400,000
Incentive Under 2012 Three-Year Plan	266,700	266,700	266,700	266,700
Incentive Under 2013 Three-Year Plan	250,000	250,000	250,000	250,000
Accelerated Vesting of Stock Options	—	564,347	—	564,347
Accelerated Vesting of Restricted Stock	—	705,931	281,624	705,931
Snyder’s Deferral Plan	379,308	379,308	379,308	379,308
Outplacement Services	76,000	—	—	—

Total	$4,106,508	$3,020,785	$2,032,132	$3,326,286

Name and Plans	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability	Retirement	Change in Control
David V. Singer
Cash Severance	80,663	80,663	80,663	—
Incentive Under 2013 Annual Plan	552,495	446,400	446,400	552,495
Incentive Under 2011 Three-Year Plan	—	571,000	571,000	571,000
Incentive Under 2012 Three-Year Plan	—	633,300	633,300	633,300
Incentive Under 2013 Three-Year Plan	234,100	234,100	234,100	234,100
Accelerated Vesting of Stock Options	—	822,611	—	822,611
Accelerated Vesting of Restricted Stock	—	779,238	434,577	779,238
SLI Deferral Plan	319,013	319,013	319,013	—

Total	1,186,271	3,886,325	2,719,053	$3,592,744
Rick D. Puckett
Incentive Under 2013 Annual Plan	—	298,000	298,000	368,800
Incentive Under 2011 Three-Year Plan	—	142,700	142,700	237,500
Incentive Under 2012 Three-Year Plan	—	158,300	158,300	158,300
Incentive Under 2013 Three-Year Plan	—	100,000	100,000	100,000
Accelerated Vesting of Stock Options	—	1,170,119	—	1,170,119
Accelerated Vesting of Restricted Stock	—	886,647	637,143	886,647
SLI Deferral Plan	210,658	210,658	210,658	—

Total	210,658	2,966,424	1,546,801	2,921,366
Kevin A. Henry
Cash Severance	816,975	—	—	—
Incentive Under 2013 Annual Plan	146,700	146,700	146,700	181,550
Incentive Under 2011 Three-Year Plan	105,200	105,200	105,200	175,000
Incentive Under 2012 Three-Year Plan	116,700	116,700	116,700	116,700
Incentive Under 2013 Three-Year Plan	58,300	58,300	58,300	58,300
Accelerated Vesting of Stock Options	—	202,398	—	202,398
Accelerated Vesting of Restricted Stock	—	244,158	108,260	244,158
SLI Deferral Plan	54,001	54,001	54,001	—
Outplacement Services	36,310	—	—	—

Total	$1,334,186	$927,457	$589,161	$978,106
Charles E. Good
Incentive Under 2013 Annual Plan	—	133,200	133,200	164,800
Incentive Under 2011 Three-Year Plan	—	34,700	34,700	57,800
Incentive Under 2012 Three-Year Plan	—	42,700	42,700	42,700
Incentive Under 2013 Three-Year Plan	—	22,000	22,000	22,000
Accelerated Vesting of Stock Options	—	71,962	—	71,962
Accelerated Vesting of Restricted Stock	—	80,722	35,149	80,722
SLI Deferral Plan	77,357	77,357	77,357	—
Snyder’s Deferral Plan	87,820	87,820	87,820	87,820

Total	$165,177	$550,461	$432,925	$527,804
Margaret E. Wicklund
Cash Severance	340,623	—	—	—
Incentive Under 2013 Annual Plan	97,321	78,600	78,600	97,321
Incentive Under 2011 Three-Year Plan	—	26,000	26,000	43,300
Incentive Under 2012 Three-Year Plan	—	30,000	30,000	30,000
Incentive Under 2013 Three-Year Plan	—	15,700	15,700	15,700
Accelerated Vesting of Stock Options	—	51,898	—	51,898
Accelerated Vesting of Restricted Stock	—	65,374	28,561	65,374
SLI Deferral Plan	62,152	62,152	62,152	—

Total	$500,096	$329,723	$241,013	$303,592

The following narrative describes the terms of our agreements and plans that relate to payments in connection with a termination of employment or change in control.

2013 Annual Plan

Under the 2013 Annual Plan, in the event of death, disability or retirement, each participant in the plan would be paid a pro rata amount based on our actual performance determined after the end of the plan year. The term “retirement” is defined as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a “change in control,” each participant would be paid a pro rata amount equal to the participant’s target incentive for the year-to-date, based on the number of days in the year preceding the consummation of the change in control.

Under the 2013 Annual Plan, a “change in control” will generally be deemed to occur upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Warehime Family, which includes the descendants of Michael A. Warehime and their spouses;

•	a change in the majority of our board of directors over a two year period;

•	consummation of the sale or disposition of all or substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control;

•	consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity; or

•	the stockholders approve a plan of complete liquidation of our Company.

2013, 2012 and 2011 Three-Year Plans

Under the 2013, 2012 and 2011 Three-Year Plans (collectively, the “Three-Year Plans”), in the event of death or disability before the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on target performance. In the event of death or disability on or after the end of the performance period, any outstanding performance award will be paid on a pro-rata basis in cash based on actual performance. In the event of death or disability, any unvested stock options or shares of restricted stock granted under the Three-Year Plans will become fully vested as of the date of such event.

In the event of retirement, (i) any outstanding performance award will be paid in cash based on actual performance, prorated for the portion of the performance period worked prior to retirement, (ii) unvested stock options will continue to vest for a period of six months after retirement, and (iii) unvested shares of restricted stock will become vested pro rata based on the number of full months elapsed since the award date. The term “retirement” is defined in the Three-Year Plans as a termination of employment either after age 65 or after attainment of age 55 with the prior consent of the compensation committee.

In the event of a change in control, any outstanding performance awards will be paid in cash pro rata based on the target performance through the closing date with such proration based on the number of days in the performance period preceding the date of the closing of the change in control. All unvested stock options and unvested shares of restricted stock will become fully vested and exercisable as of the date of a change in control (which will occur only in the event of the closing of the applicable transaction). For the 2013 Three-Year Plan, the definition of a change in control is substantially similar to the definition under the 2013 Annual Plan, as described above. For the 2011 and 2012 Three-Year Plans, a “change in control” will generally be deemed to occur upon:

•

the acquisition of 25% or more of the combined voting power of our securities by any person or group, other than a trustee or fiduciary holding securities under one of our employee benefit plans, a corporation owned by our current stockholders, or a member of the Van Every Family, which includes the descendants of Salem A. Van Every, Sr. and their spouses;

•	a change in the majority of our board of directors over a two year period;

•

approval by the stockholders and consummation of a plan of complete liquidation of our Company or the sale of substantially all of our assets to an entity of which our current stockholders own less than 60% of the voting control; or

•

approval by the stockholders and consummation of a merger, consolidation or reorganization after which our current stockholders own less than 60% of the voting control of our Company or the surviving entity.

A “change in control” will occur only in the event of the consummation of the relevant transaction.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participants are entitled to certain payments in connection with a termination of employment, death or a change in control. The terms of the Deferred Compensation Plans are described beginning on page 35.

Agreements with Named Executive Officers

Severance Agreements. Mr. Lee, Mr. Henry and Ms. Wicklund were each party to an Executive Severance Agreement as of December 28, 2013 (the “Severance Agreements”). On February 4, 2014, the Company entered into an Executive Severance Agreement with Mr. Puckett containing substantially the same terms of Mr. Lee’s and Mr. Henry’s Severance Agreements described below.

Under Mr. Lee’s and Mr. Henry’s Severance Agreements, Mr. Lee and Mr. Henry were each entitled to the following payments in the event of (1) an involuntary termination without cause or (2) a voluntary termination for good reason:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to 1.5 times the sum of (i) base salary plus (ii) current year target incentive under our Annual Performance Incentive Plan;

(c)	a pro-rata incentive payment based on actual performance under the annual incentive award and any outstanding long-term performance awards through the termination date; and

(d)	outplacement services for up to one year, at a maximum cost of 10% of his base salary.

Under Ms. Wicklund’s Severance Agreement, she was entitled to the following payments in the event of an involuntary termination without cause:

(a)	accrued base salary and benefits as of the date of termination;

(b)	an amount equal to base salary plus current year target incentive under our Annual Performance Incentive Plan; and

(c)	a pro rata incentive payment based on the greater of current year actual incentive or current year target incentive under the Annual Performance Incentive Plan.

The initial term of the Severance Agreements is three years with automatic renewals for successive one-year terms. Each Severance Agreement may be terminated on one year’s notice prior to the end of an initial or renewal term.

Transitional Services and Retirement Agreement. On January 8, 2013, we entered into a Transitional Services and Retirement Agreement (the “Retirement Agreement”) with Mr. Singer which provided for Mr. Singer’s retirement as Chief Executive Officer immediately following the 2013 annual meeting (the “CEO Resignation Date”), followed by a period from the CEO Resignation Date through February 28, 2014 (the “Transitional Services Period”) in which Mr. Singer will serve as a full time, non-executive employee of Snyder’s-Lance to assist with the transition of his duties to the new CEO. Pursuant to the Retirement Agreement, no severance will be payable to Mr. Singer for any termination of employment, except Mr. Singer will be entitled to receive the following if he is terminated by Snyder’s-Lance without “Cause” during the Transitional Services Period:

(a)	all unpaid base salary under the Retirement Agreement from the date of termination through February 28, 2014;

(b)	an amount equal to his target cash incentive award under the 2013 Annual Performance Incentive Plan;

(c)	vesting of awards under the 2013 Long-Term Incentive Plan in accordance with the special vesting provisions set forth in the Retirement Agreement; and

(d)	accelerated vesting, at the discretion of the Compensation Committee, of any portion of unvested stock options or restricted stock awarded under the 2012 Long-Term Incentive Plan.

Risk Analysis of Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Snyder’s-Lance.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our outstanding equity compensation arrangements as of December 28, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,837,572	$20.58	2,647,437
Equity compensation plans not approved by security holders (2)	786,316	$5.24	—

Total	2,623,888	$15.98	2,647,437

(1)	Includes the Lance, Inc. 2003 Key Employee Stock Plan, which was approved by the stockholders on April 24, 2003, the Lance, Inc. 2007 Key Employee Stock Plan, as amended, which was approved by the stockholders on May 4, 2010, and the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, which was approved by the stockholders on May 3, 2012.

(2)	Includes the Snyder’s of Hanover, Inc. Non-qualified Stock Option Plan, as amended on September 30, 2010. Outstanding options under the plan were assumed by the Company in connection with the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Isaiah Tidwell, Peter P. Brubaker, C. Peter Carlucci, Jr., John E. Denton, W.J. Prezzano and Dan C. Swander served on the compensation committee in fiscal year 2013. None of the directors who served on the compensation committee in fiscal year 2013 served as one of our employees in fiscal 2013 or has ever served as one of our officers. During fiscal year 2013, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or compensation committee. See “Related Person Transactions” for additional information regarding legal services provided to the Company by Eckert Seamans Cherin & Mellott, LLC, of which Mr. Carlucci is a member and the employment of Mr. Carlucci’s son by a subsidiary of the Company. The Board of Directors has determined that Mr. Carlucci is independent for purposes of serving on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 28, 2013.

Submitted by the Compensation Committee of the Board of Directors.

Isaiah Tidwell, Chair

Peter P. Brubaker

C. Peter Carlucci, Jr.

John E. Denton

W.J. Prezzano

Dan C. Swander

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Snyder’s-Lance and the integrated audits of its financial statements, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Management has primary responsibility for our financial statements and financial reporting processes, including our systems of internal controls. The Audit Committee operates under a written charter, which was last amended in November 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013. During the past fiscal year, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

The Audit Committee approved in advance all audit and non-audit services for 2013. These services are outlined in more detail under “Proposal 5—Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee also discussed with our internal audit accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal audit accountants and our independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the internal controls and the overall quality of financial reporting of Snyder’s-Lance.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of Snyder’s-Lance for the fiscal year ended December 28, 2013 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Jeffrey A. Atkins, Chair

Peter P. Brubaker

James W. Johnston

W.J. Prezzano

Isaiah Tidwell

RELATED PERSON TRANSACTIONS

Policy for Review of Transactions with Related Persons

The board of directors has a policy requiring approval of transactions between Snyder’s-Lance and its directors, director nominees, executive officers, greater than five percent beneficial stockholders, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. Under the policy, such transactions must be approved by either (1) a majority of the disinterested members of the governance and nominating committee or (2) a majority of the independent and disinterested members of the board. In either case, a related person transaction may not be approved by a single director.

Transactions with Related Persons

The following is a description of related person transactions entered into by Snyder’s-Lance in fiscal year 2013.

In fiscal year 2013, we engaged in business transactions with MAW Associates, LP (“MAW Associates”), ARWCO Corporation (“ARWCO”), and Warehime Enterprises, Inc. (“WEI” and, together with MAW Associates and ARWCO, the “Businesses”), each of which provides financing to our independent business operators and distributors for the purchase of trucks and routes. Each of the Businesses and Snyder’s-Lance have entered into an agreement pursuant to which we provide certain administrative services, including deducting loan payments from distributors’ weekly settlement and remitting the payments to the respective Business.

The following table sets forth (i) the outstanding aggregate amount of each Business’ loans to distributors, (ii) the aggregate amount of the loan payments collected by Snyder’s-Lance and paid to each Business, and (iii) the aggregate amount of management fees paid by each Business to Snyder’s-Lance during the fiscal year ended December 28, 2013. The management fee paid by each Business is recalculated each year to reimburse Snyder’s-Lance for the actual costs it incurs to provide these services.

Business	Distributor Loans Outstanding ($)	Loan Payments Collected by Company and Remitted to Business ($)	Management Fees Paid by Business to Company ($)
MAW Associates	28,119,776	4,628,014	19,166
ARWCO	1,417,164	236,915	14,883
WEI	1,022,474	169,401	15,549

The governance and nominating committee believes that the transactions described above are no less favorable to the Company than those available from an unrelated third party in an arms’ length transaction.

The following related persons have interests in the Businesses.

MAW Associates, L.P. MAW, LLC is the general partner of, and owns a 1% general partnership interest in, MAW Associates, L.P. Mr. Warehime is the President of MAW Associates, L.P. Each of Mr. and Mrs. Warehime’s three daughters owns 33% of the limited partnership interests in MAW Associates, L.P. Neither Mrs. Warehime nor Mr. Warehime receive compensation from MAW Associates, L.P.

MAW, LLC. Patricia A. Warehime is the sole member of MAW, LLC, and Vice President of MAW, LLC. Michael A. Warehime, her husband, is the President and CEO of MAW, LLC. Each of Mr. and Mrs. Warehime’s three daughters are Vice Presidents of MAW, LLC. Mr. Warehime and Mrs. Warehime have authority to manage the affairs of MAW, LLC. Mrs. Warehime and Mr. Warehime do not receive additional compensation for their roles with MAW, LLC.

ARWCO. Mr. Warehime is a Director and President of ARWCO. The daughters of Mr. and Mrs. Warehime have the following ownership interests in ARWCO: Susan Rupp owns 11.1%, Katherine Mininger owns 11.1%, and a trust for the benefit of Elizabeth Warehime owns 11.1% (although Elizabeth Warehime has no voting control over the stock held in this trust). Mr. Warehime’s and Sally W. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 30.3% of ARWCO. Mrs. Yelland’s son, Steven B. Yelland, owns 16.7% of ARWCO and is a director and Vice President, Secretary and Treasurer of ARWCO, and her daughter, Ann Adornetto, owns 16.7%.

WEI. Mr. Warehime owns 52.7% of the stock of WEI and serves as its President and as a Director. Steven B. Yelland is the Vice President, Secretary, Treasurer and a Director of WEI. Mr. and Mrs. Warehime’s three daughters own an aggregate of 1.7% of WEI. Mrs. Yelland owns 13.6% of the stock. Mr. Warehime’s and Mrs. Yelland’s brother and sister-in-law, John and Patricia M. Warehime, own 16.9%. Mr. Warehime received dividends from WEI in the amount of $6,391 during fiscal year 2013. Ms. Yelland received dividends from WEI in the amount of $2,528 in fiscal 2013.

C. Peter Carlucci, Jr. is a member of Eckert Seamans Cherin & Mellott, LLC (“Eckert”), which served as outside legal counsel to Snyder’s-Lance during fiscal year 2013. We paid Eckert $614,761 during the calendar year 2013. Mr. Carlucci’s son, Carl P. Carlucci, III, is a Business Development Manager-Export of S-L Snacks National, LLC, a subsidiary of Snyder’s-Lance. His compensation for fiscal year 2013 was $147,518. The fees paid to Eckert were less than 1% of the firm’s consolidated gross revenues for 2013, and Mr. Carlucci’s son is not an executive officer of the Company.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

At the Company’s Annual Meeting in May 2013, over 97% of the votes cast on the non-binding, advisory vote to approve the compensation of our executive officers were voted in favor of the proposal. The compensation committee believes this affirms the stockholders’ support of the Company’s approach to executive compensation.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation” section beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is advisory and will not be binding. However, the board and the compensation committee value the opinions of our stockholders and will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to approve, on an advisory basis, the resolution approving the compensation paid to our named executive officers. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” the advisory resolution approving the compensation paid to our named executive officers.

PROPOSAL 3 – APPROVAL OF 2014 DIRECTOR STOCK PLAN

The board of directors has adopted the Snyder’s-Lance, Inc. 2014 Director Stock Plan (the “2014 Director Plan”), subject to approval by the stockholders at the 2014 annual meeting. If approved by the stockholders, the 2014 Director Plan will become effective on May 6, 2014. The Snyder’s-Lance, Inc. 2008 Director Stock Plan (the “Prior Plan”) terminated on May 31, 2013. The following discussion summarizes the material features of the 2014 Director Plan. A complete copy of the 2014 Director Plan is attached to this proxy statement as Annex A.

Purpose

The purpose of the 2014 Director Plan is to enable us to attract and retain persons of exceptional ability to serve as directors and to further align the interests of directors and stockholders in enhancing the value of our common stock and to encourage such directors to remain with and to devote their best efforts to our company.

Number of Shares; Administration

The board of directors has reserved 400,000 shares of our common stock (approximately 0.6% of the outstanding shares of our Common Stock as of February 18, 2014) for issuance under the 2014 Director Plan. This number is subject to adjustment in the event of stock dividends and splits, recapitalizations and similar transactions. The 2014 Director Plan is administered by the board of directors.

Eligibility; Awards

The only persons eligible to receive awards under the 2014 Director Plan are our directors who are not employed by us or any of our subsidiaries. Under the 2014 Director Plan, each eligible director serving on the 7th business day following our Annual Meeting of Stockholders each year will automatically receive an annual award of up to and including 10,000 shares of restricted stock, as determined by the board of directors from time to time. Eligible directors who are first elected after June 1 and before December 31 of any year will receive an initial award of up to and including 10,000 shares of restricted stock on the 7th business day following the date when the director first commences service as a director, as determined by the board of directors from time to time.

Vesting

Shares of restricted stock subject to awards under the 2014 Director Plan will become vested 12 months after awarded. If the director ceases to serve as a director prior to such vesting date due to the director’s death, or if there is a change of control of our company prior to such vesting date, then the shares of restricted stock will become fully vested on the date of the director’s death or the date of the change of control, as the case may be. If the director ceases to serve as a director for any reason other than death before the vesting date, then the shares of restricted stock will become vested on a pro-rata basis at a rate of one-twelfth for each month the director served after the applicable date the award was granted.

Dividends; Voting

Eligible directors will have the right to receive dividends with respect to the restricted shares and to vote the shares prior to vesting.

Transfers

A director may not sell, transfer or dispose of any of the shares of restricted stock until they become vested. In addition, we may impose additional restrictions on the sale or disposition of the shares as the board of directors deems necessary to comply with applicable securities laws. Certificates for shares issued under the 2014 Director Plan will bear such legends as we deem necessary to give notice of such restrictions.

Amendment and Termination

The board of directors may terminate or amend the 2014 Director Plan at any time except no termination, amendment or modification can adversely affect any restricted stock award previously granted without the written consent of the director affected by such amendment. In addition, an amendment to the 2014 Director Plan may be conditioned on the approval of the stockholders to the extent that the board of directors determines that stockholder approval is necessary or appropriate.

Federal Income Tax Treatment

Upon becoming entitled to receive shares at the end of the applicable vesting period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a director who makes an election under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the director timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. We will generally be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant.

New Plan Benefits

There currently are nine directors and nominees for director that would be eligible to participate in the 2014 Director Plan. Awards will be granted under the 2014 Director Plan at the discretion of our board of directors and may vary from year to year. As such, the amount of restricted stock to be granted under the 2014 Director Plan is not determinable as of the date of this proxy statement.

If the 2014 Director Plan is approved by the stockholders, the board of directors has determined that each of the eligible directors will be granted 4,000 shares of restricted stock in May 2014. The fair value of our common stock for all purposes under the 2014 Director Plan shall be the closing sales price per share of the common stock on Nasdaq on the determination date. As of February 18, 2014, the fair market value per share of our common stock was $26.81.

We intend to register the shares issuable pursuant to the 2014 Director Plan under the Securities Act of 1933.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of the 2014 Director Stock Plan. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” approval of the 2014 Director Stock Plan.

PROPOSAL 4 – APPROVAL OF AMENDMENT TO BYLAWS

Our board of directors is proposing for stockholder approval an amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13.

Section 3.2 of our Bylaws provides that our board of directors shall consist of not less than 12 nor more than 16 persons, with the exact number of directors within this minimum and a maximum range to be determined by resolution adopted by the majority of the board of directors. For the reasons set forth below, the board of directors believes that it would be in the best interests of the Company and its stockholders to change the number of members of our board of directors to a minimum of 7 and a maximum of 13.

Text of Proposed Amendment

The proposed amendment was adopted, subject to stockholder approval, by the unanimous vote of our board of directors on February 5, 2014. If the stockholders approve the proposed amendment, the first sentence of Section 3.2 of the Bylaws will read as follows:

Section 3.2 Number, Term and Qualifications. The number of directors of the Corporation shall not be less than 7 or more than 13, the exact number of authorized directors (in this Section sometimes referred to as the entire Board) to be determined from time to time by resolution adopted by a majority of the entire Board, and such exact number shall be 11 until otherwise determined by resolution adopted by a majority of the entire Board.

Purpose of Amendment

Our board of directors has carefully considered the existing size of our board and the current minimum and maximum range for the board’s size required by the Bylaws and believes that having a board of directors consisting of between seven and thirteen persons is the most effective size for our board. The Governance and Nominating Committee of the board of directors has also recommended this amendment to the Bylaws.

The board of directors believes that a smaller board will promote more effective communications among board members and management and improve board decision making. A reduction in the minimum and maximum number of directors would also be consistent with the continuing trend toward smaller boards amongst our peer companies. In addition, the requirement to have a minimum of 12 directors at all times may impair our ability to identify and attract the highest quality director candidates as this requirement may cause us to engage in a search for new directors at inopportune times or without sufficient time to conduct the search in the event of an unexpected vacancy on our board of directors. Moreover, reducing the minimum number of required directors would provide added flexibility in determining the appropriate size of our board of directors from time to time in the future.

Vote Required

The affirmative vote of the stockholders holding at least 75% of the outstanding shares of Snyder’s-Lance common stock is required to approve the amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13. Abstentions and broker non-votes will have the effect of voting against the proposal.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” the amendment to our Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13.

PROPOSAL 5 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014. We are presenting this selection to our stockholders for ratification at the annual meeting. KPMG LLP audited our consolidated financial statements for the fiscal year ended December 28, 2013.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions. Representatives of KPMG LLP are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP.

On February 24, 2014, as a result of a competitive process and following careful deliberation, the audit committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2015, subject to certain conditions including PricewaterhouseCoopers LLP’s acceptance of the engagement following the completion of its client acceptance procedures. The audit committee’s appointment of PricewaterhouseCoopers LLP became effective on February 25, 2014. KPMG LLP was previously the principal accountants for the Company. On February 24, 2014, KPMG LLP was dismissed as the Company’s independent auditors, upon completion of their audit of the Company’s consolidated financial statements as of and for the years ended December 28, 2013 and December 29, 2012 and the effectiveness of internal control over financial reporting as of December 28, 2013, and the issuance of their reports thereon. Their audit was completed on February 25, 2014. The decision to change the Company’s independent registered public accounting firm was approved by the audit committee.

Fees Paid to KPMG LLP

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for the fiscal years ended December 28, 2013 and December 29, 2012 and fees billed for other services rendered by KPMG LLP during those periods.

	FY 2013	FY 2012
Audit Fees (1)	$886,990	$973,648
Audit-Related Fees (2)	$5,000	$5,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$891,990	$978,648

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, audit of management’s assertion relating to internal controls over financial reporting and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance and review.

(4)	All Other Fees consists of aggregate fees billed for products and services other than the services reported above.

Change in Independent Auditor

As discussed above, the audit committee approved a change in our independent registered public accounting firm for the fiscal year ending January 3, 2015.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 28, 2013 and December 29, 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 28, 2013 and December 29, 2012, and the subsequent interim period through February 25, 2014, (i) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between KPMG LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference thereto in its report on the consolidated financial statements for the relevant fiscal year, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 28, 2013 and December 29, 2012, and the subsequent interim period through February 25, 2014, neither the Company, nor anyone on its behalf, consulted PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by PricewaterhouseCoopers LLP that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Proposed services may either be subject to case-by-case pre-approval by the audit committee or may be pre-approved by the audit committee on a categorical basis. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to its Chairman and may delegate such pre-approval authority to another member of the audit committee in its discretion. Any services approved by the Chairman or such other member of the audit committee must be reported to the full audit committee at its next scheduled meeting. Our Corporate Controller is required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies and the fees for the services performed to date. None of the fees paid by us to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established under the regulations of the SEC.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will not be counted as votes cast on the proposal and will have no impact on the outcome of the vote.

Recommendation of the Board

The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If any stockholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the stockholders of Snyder’s-Lance at the 2015 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November [20], 2014. Pursuant to SEC rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2015 annual meeting of stockholders, a stockholder’s notice of a proposal the stockholder wishes to present (other than a proposal brought pursuant to SEC Rule 14a-8), or a person or persons the stockholder wishes to nominate as a director, must be delivered to us at our principal executive offices no earlier than January 21, 2015 and no later than February 20, 2015. To be in proper form, such stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. The presiding officer or chairman of the annual meeting of stockholders may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures specified in our Bylaws.

Notice of stockholder proposals should be sent to Secretary, Snyder’s-Lance, Inc., 13024 Ballantyne Corporate Place, Harris Building, Suite 900, Charlotte, North Carolina 28277.

2013 ANNUAL REPORT TO STOCKHOLDERS

This proxy statement is accompanied by our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and the 2013 Annual Report to Stockholders are available at www.snyderslance.com.

OTHER MATTERS

Snyder’s-Lance knows of no other matters to be submitted to the stockholders at the 2014 annual meeting other than those identified in this proxy statement. If any other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

ANNEX A

SNYDER’S-LANCE, INC. 2014 DIRECTOR STOCK PLAN

1. Purpose and Duration of the Plan. The purpose of the Plan is to enable the Corporation to attract and retain persons of exceptional ability to serve as Directors and to further align the interests of Directors and stockholders in enhancing the value of the Common Stock and to encourage such Directors to remain with and to devote their best efforts to the Corporation.

The Corporation establishes this Plan effective as of May 6, 2014, subject to approval by the Corporation’s stockholders prior to that date. The Plan shall remain in effect until the earlier of (i) the date that no additional shares of Common Stock are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 9 or (iii) the close of business on May 31, 2019.

2. Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

“Annual Award” means a number of shares of Restricted Stock up to and including 10,000 shares, as the Board shall establish from time to time, awarded under the provisions of Section 5(a) below.

“Award Date” means the 7th business day following an annual stockholders meeting; provided, however, that with respect to an Initial Award, “Award Date” means the 7th business day following the date the Non-Employee Director commences service as a Non-Employee Director.

“Board” means the Board of Directors of the Corporation.

“Change in Control” means “Change in Control” as defined under the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.

“Common Stock” means the Common Stock, $.83-1/3 par value, of the Corporation and any other stock or securities resulting from the adjustment thereof or substitution therefor as described in Section 6 below.

“Corporation” means Snyder’s-Lance, Inc., a North Carolina corporation, and its successors and assigns.

“Effective Date” means May 6, 2014 subject to approval by the stockholders of the Corporation.

“Fair Market Value” of a share of Common Stock on a particular date, shall be (i) if such Common Stock is listed on a national securities exchange or a foreign securities exchange or traded on The NASDAQ Stock Market, the closing sale price of the Common Stock on said date on the national securities exchange, the foreign securities exchange or The NASDAQ Stock Market on which the Common Stock is principally traded, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, or (ii) if the Common Stock shall not be listed on a national securities exchange or a foreign securities exchange or traded on The NASDAQ Stock Market, the mean between the closing bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or any foreign securities exchange or traded on The NASDAQ Stock Market, the fair market value based on quotations for the Common Stock by market makers or other securities dealers as determined by the Board in such manner as the Board may deem reasonable.

“Initial Award” means a number of shares of Restricted Stock up to and including 10,000 shares, as the Board shall establish from time to time, awarded under the provisions of Section 5(b) below.

“Non-Employee Director” means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.

“Plan” means the Snyder’s-Lance, Inc. 2014 Director Stock Plan as set forth herein, as the same may be amended from time to time.

“Restricted Stock” means the Common Stock awarded to a Non-Employee Director pursuant to Section 5 of the Plan that is subject to the vesting restrictions set forth in Section 5.

3. Administration. The Board shall be responsible for administering the Plan. The Board shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Board upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4. Shares Available. The maximum number of shares of Common Stock that may be delivered under the Plan shall equal 400,000. Such shares shall be subject to adjustment or substitution pursuant to Section 6 below. If any shares of Restricted Stock awarded hereunder are canceled, lapse or forfeited in accordance with the provisions of Section 5 below, then such shares shall again be available for delivery under the Plan. Shares delivered under the Plan may be original issue shares or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Corporation (or the Chief Financial Officer’s designee) from time to time.

5. Restricted Stock Awards.

(a) Annual Awards. Each Non-Employee Director serving on the Award Date shall automatically be granted an Annual Award.

(b) Initial Awards. Each Non-Employee Director first elected after June 1 and before December 31 of any year shall automatically receive an Initial Award on the 7th business day following the date the Non-Employee Director commences service as a Non-Employee Director.

(c) No Fractional Shares. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay any such fractional share in cash based on the Fair Market Value of the Common Stock on the Award Date.

(d) Vesting. Except as otherwise provided in this Section 5(d), shares of Restricted Stock shall become vested on the date that is 12 months after the applicable Award Date (the “Vesting Date”). If the Non-Employee Director ceases to serve as a Non-Employee Director before the Vesting Date due to the Non-Employee Director’s death, or if there is a Change in Control prior to the Vesting Date, then the shares shall become fully vested as of the date of such death or Change in Control, as applicable. If the Non-Employee Director ceases to serve as a Non-Employee Director for any reason other than death before the Vesting Date, then the shares shall vest on a pro-rata basis at a rate one-twelfth (1/12) for each month the Non-Employee Director serves as a Non-Employee Director after the applicable Award Date. Any shares not vested according to the preceding sentence shall be forfeited as of the date of such cessation of services. For purposes of pro-rata vesting, a Non-Employee Director shall be credited with a full month of service if the Non-Employee Director serves for one day during the applicable month. A Non-Employee Director may not sell, transfer or otherwise dispose of any such shares of Restricted Stock until they become vested; however, the Non-Employee Director shall have the right to receive dividends with respect to the shares and to vote the shares prior to vesting.

6. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of shares of Common Stock which may be delivered under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

7. Resales of Shares. The Corporation may impose such restrictions on the sale or other disposition of shares issued under this Plan as the Board deems necessary to comply with applicable securities laws. Certificates for shares issued under this Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.

8. Compliance With Law and Other Conditions. No shares shall be issued under this Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the issuance of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.

9. Amendment, Modification and Termination of the Plan. The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Corporation if and to the extent the Board determines that stockholder approval is necessary or appropriate. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Restricted Stock award previously granted under the Plan, without the written consent of the affected Non-Employee Director.

10. Miscellaneous. The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the State of North Carolina. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

Adopted: February 5, 2014

PRELIMINARY COPY—SUBJECT TO COMPLETION MARCH 5, 2014

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 6, 2014.

Vote by Internet
• Go to www.envisionreports.com/LNCE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3, 4 and 5.

1. Election of Directors: 01 - C. Peter Carlucci, Jr. 02 - James W. Johnston 03 - W. J. Prezzano 04 - Patricia A. Warehime

										+
						01	02	03	04
☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Hold an advisory vote to approve executive compensation.	☐	☐	☐	3.	Approve the Snyder’s-Lance, Inc. 2014 Director Stock Plan.	☐	☐	☐

4.	Approve an amendment to Bylaws to change the number of members of our board of directors to a minimum of 7 and a maximum of 13.	☐	☐	☐	5.	Ratify selection of PricewaterhouseCoopers LLP as independent public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01SDAD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Snyder’s-Lance, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held May 6, 2014

The stockholder signing on the reverse hereby appoints Carl E. Lee, Jr., Rick D. Puckett and Kevin A. Henry, and each of them, proxy holders, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Snyder’s-Lance, Inc. at the Annual Meeting of the Stockholders to be held on May 6, 2014, and at any adjournment or postponement thereof.

This proxy will be voted as specified hereon or, if no choice is specified, will be voted FOR the election of all nominees as directors and FOR proposals 2, 3, 4 and 5. The proxy holders are also authorized to vote upon all other matters as may properly come before the meeting, or at any adjournment or postponement thereof, utilizing their best judgment as set forth in the Proxy Statement.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please date and sign on the reverse and return promptly in the enclosed postage paid envelope.

(Continued and to be signed on the reverse side)